Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ORLEN UPSTREAM SP. Z O.O.

KIWI ACQUISITION CORP.

AND

FX ENERGY, INC.

OCTOBER 13, 2015 CET (OCTOBER 12, 2015 MST)

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

INDEX OF DEFINED TERMS

Acceptance Time	Section 1.1(f)
Agreement	Introductory Paragraph
Articles of Merger	Section 2.1
Audited Financial Statements	Section 4.6(a)
Available Shares	Section 1.4(a)
Benefit Period	Section 6.9(c)
Book-Entry Shares	Section 2.7(c)
Cancelled Company Common Shares	Section 2.4(b)(ii)
Capitalization Date	Section 3.5(a)
Capitalization Representation	Section 1.1(b)(iv)
CBP	Section 3.23
Certificates	Section 2.7(c)
Change in Control Compensation Agreements	Section 6.9(b)
Closing	Section 2.6(a)
Closing Date	Section 2.6(a)
Company	Introductory Paragraph
Company Board Recommendation	Section 1.2(b)(i)
Company Board Recommendation Change	Section 1.2(b)(ii)
Company Disclosure Letter	Article III
Company Employee Benefit Plan	Section 3.17(a)
Company Indemnified Person	Section 6.10(a)
Company Intellectual Property	Section 3.20
Company Reserve Reports	Section 3.19
Company Restricted Share	Section 2.8(a)
Company Securities	Section 3.5(c)
Company Stock Option	Section 2.8(a)
Confidentiality Agreement	Section 8.8
Consent	Section 3.3
Contamination	Section 3.16(f)
Continuing Directors	Section 8.3
CPSC	Section 3.23
D&O Insurance	Section 6.10(c)
Determination Notice	Section 1.2(b)(iii)
Dissenting Shares	Section 2.9
EAR	Section 3.22
Effective Time	Section 2.1
Exchange Fund	Section 2.7(b)
Expiration Date	Section 1.1(e)
FDA	Section 3.23
Fundamental Representations	Section 1.1(b)(iv)
FX Poland	Section 1.3
Governmental Proceeding Condition	Section 1.1(b)(viii)
Illegality Condition	Section 1.1(b)(vi)
Indemnification Expenses	Section 6.10(a)
ITAR	Section 3.22

INDEX OF DEFINED TERMS

(continued)

Material Contract	Section 3.12(a)
Maximum Annual Premium	Section 6.10(c)
Merger	Recitals
Merger Consideration	Section 2.4(b)(i)
Merger Sub	Introductory Paragraph
Minimum Condition	Section 1.1(b)(i)
Nevada Secretary of State	Section 2.1
OFAC	Section 3.22
Offer	Recitals
Offer Conditions	Section 1.1(b)
Offer Documents	Section 1.1(g)
Offer Price	Recitals
Parent	Introductory Paragraph
Parent Disclosure Letter	Article IV
Payment Agent	Section 2.7(a)
Permits	Section 3.13
Preferred Stock	Section 3.5(a)
Proceeding	Section 6.10(a)
Promissory Note	Section 1.4(a)
Proxy Statement	Section 2.5(b)
Rabbi Trust	Section 6.9(b)
Rabbi Trust Agreement	Section 6.9(b)
Regulatory Condition	Section 1.1(b)(ii)
Representatives	Section 6.1(b)
Sarbanes-Oxley Act	Section 3.7
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(g)
SEC Reports	Section 3.7
Shareholder Approval	Section 3.2(b)
Shareholder Meeting	Section 2.5(a)
Short-Form Merger Threshold	Section 1.4(a)
Subsidiary Securities	Section 3.6(d)
Surviving Corporation	Section 2.1
Tail Policy	Section 6.10(c)
Termination Condition	Section 1.1(b)(vii)
Termination Date	Section 7.1(c)
Termination Fee Amount	Section 7.3(a)
Top-Up Closing	Section 1.4(c)
Top-Up Exercise Notice	Section 1.4(c)
Top-Up Notice Receipt	Section 1.4(c)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)
Willful Breach	Section 7.2(b)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 13, 2015 CET (October 12, 2015 MST) by and among Orlen Upstream sp. z o.o., a Polish private limited company (“Parent”), Kiwi Acquisition Corp., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and FX Energy, Inc., a Nevada corporation (the “Company”).  All capitalized terms that are used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed thereto in Annex A unless the context clearly indicates otherwise.

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding Company Common Shares at a price of $1.15 per Company Common Share, net to the holder thereof in cash, without interest (such amount, or any higher amount per Company Common Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is proposed that, following the acceptance for payment of Company Common Shares pursuant to the Offer, Merger Sub will be merged with and into the Company (the “Merger”), each Company Common Share (other than Cancelled Company Common Shares and, if applicable, Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will continue as the Surviving Corporation, in accordance with Nevada Law, with Parent owning all of the common stock of the Surviving Corporation, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the respective Boards of Directors of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, PKN ORLEN SA, Parent’s direct parent company, has resolved to make a capital contribution to Parent in an amount sufficient to provide Parent the financing necessary to satisfy its economic obligations under this Agreement, pursuant to, in accordance with and at the times required by this Agreement.

WHEREAS, the Board of Directors of the Company has duly and unanimously (i) determined that it is in the best interests of the Company and the Company Common Stockholders, and declared it advisable, to enter into this Agreement and that the transactions contemplated herein, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company Common Stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to recommend that the Company Common Stockholders tender their shares to Merger Sub pursuant to the Offer, and (iv) resolved to submit this Agreement to a vote of the Company Common Stockholders if required by Nevada Law to consummate the Merger and, in connection therewith, to recommend approval and adoption of this Agreement by the Company Common Stockholders, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE OFFER

Section 1.1.                                 The Offer.

(a)                                 Offer Commencement.  Provided that (i) this Agreement shall not have been terminated pursuant to Section 7.1, (ii) none of the events or conditions described in clause (vi) or (viii) of Section 1.1(b) shall have occurred and be continuing, (iii) the Company has complied in all material respects with its obligation to provide information to Parent pursuant to Section 1.1(g) and has provided to Parent, in writing, all information concerning the Company that is required by applicable securities laws to be included in the Schedule TO or the Offer Documents and (iv) the Company is prepared (in accordance with Section 1.2(a)) to file the Schedule 14D-9 with the SEC on the same day as Merger Sub commences the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer (within the meaning of Rule 14d-2 under the Exchange Act) to purchase all of the Company Common Shares at a price per Company Common Share equal to the Offer Price (subject to the terms of Section 1.1(d)) as promptly as practicable (but in no event later than ten (10) Business Days) after the date of the initial public announcement of this Agreement or, if the Offer is not so commenced because of any of the events or conditions described in clause (ii), (iii) or (iv) of this Section 1.1(a), as promptly as practicable after no such event or condition is continuing.

(b)                                 Offer Conditions.  Provided that this Agreement shall not have been terminated pursuant to Section 7.1 and subject to the rights and obligations of Merger Sub to extend, terminate or amend the Offer in accordance with the terms and conditions of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) pay for any validly tendered and not validly withdrawn Company Common Shares, and Merger Sub may (and Parent may cause Merger Sub to) delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) the payment for, any Company Common Shares that are validly tendered and not validly withdrawn in the Offer in the event that:

(i)                               at the scheduled expiration of the Offer, there shall not have been validly tendered in accordance with the terms of the Offer (after giving effect to any valid withdrawals of previously tendered Company Common Shares) a number of Company Common Shares that, taken together with any Company Common Shares then owned, directly or indirectly, by Parent or Merger Sub, represent at least a majority of all then outstanding Company Common Shares (determined on a fully diluted basis) and at least a majority of the voting power of the shares of the capital stock of the Company then outstanding (determined on a fully diluted basis) and entitled to vote upon the approval and adoption of this Agreement on the date the Company Common Shares are accepted for payment (collectively, the “Minimum Condition”); or

(ii)                            at the scheduled expiration of the Offer, any applicable filings or approvals or any mandatory waiting periods under Antitrust Laws that are required for the consummation of the Offer and the Merger shall not have been made, obtained or expired, as the case may be (the “Regulatory Condition”); or

(iii)                         the Company shall have breached or failed to perform in any material respect any of its covenants under this Agreement to be performed prior to the scheduled expiration of the Offer and such breach or failure shall not have been waived by Parent and Merger Sub or cured by the Company; or

(iv)                        (A) any of the representations and warranties set forth in Section 3.2 or Section 3.11(a) (collectively, the “Fundamental Representations”) shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date); (B) the representations and warranties set forth in Section 3.5 (the “Capitalization Representation”) shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except for any such failures to be true and correct that, individually and in the aggregate, would cause the aggregate amount required to be paid by Parent and/or Merger Sub to purchase Company Common Shares pursuant to the Offer to increase by less than $100,000; and (C) any of the representations and warranties of the Company set forth in Article III (other than the Fundamental Representations and the Capitalization Representation), disregarding any “materiality,” “Company Material Adverse Effect” or other similar qualifications, shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except, in the case of this clause (C), to the extent that the failure of such representations and warranties not to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; or

(v)                           the Company shall not have delivered to Parent and Merger Sub a certificate dated as of the date of the scheduled expiration of the Offer signed on its behalf by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in clauses (iii) and (iv) of this Section 1.1(b) have been satisfied; or

(vi)                        any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced any Law or Order that is then in effect or which is deemed to be applicable to the Offer or the Merger pursuant to an authoritative interpretation by or on behalf of a Governmental Authority and has the effect of making the Offer or the Merger illegal or prohibiting or otherwise preventing the consummation of the Offer or the Merger (the “Illegality Condition”); or

(vii)                     this Agreement shall have been terminated in accordance with Article VII (the “Termination Condition”); or

(viii)                  there shall be pending any suit, action or proceeding (other than any such action or proceeding described in Section 1.1(b)(viii) of the Company Disclosure Letter) by any Governmental Authority of competent jurisdiction against the Company, Parent or Merger Sub in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or Merger Sub of any Company Common Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose limitations on the ability of Parent or Merger Sub, or otherwise to render Parent or Merger Sub unable, to accept for payment, pay for or purchase any or all of the Company Common Shares pursuant to the Offer or the Merger or seeking to require divestiture of any or all of the Company Common Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger, (C) seeking to prohibit or impose any significant limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or any other transactions contemplated by this Agreement, or otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer or the Merger, or (D) seeking to prohibit or impose limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of the Company Common Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Company Common Shares purchased by it on all matters properly presented to the Company Common Stockholders (the “Governmental Proceeding Condition”);

(the conditions set forth in the preceding clauses (i)-(viii), inclusive, of this Section 1.1(b) being referred to herein, collectively, as the “Offer Conditions”).

(c)                                  Waiver of Offer Conditions.

(i)                               Neither Parent nor Merger Sub may waive the Minimum Condition or the Termination Condition without the prior written consent of the Company.

(ii)                            Other than the Minimum Condition and the Termination Condition, the Offer Conditions are for the sole benefit of Parent and Merger Sub and, accordingly, Parent and Merger Sub may waive any such Offer Conditions, in whole or in part, at any time and from time to time, regardless of the circumstances giving rise to any such conditions, prior to the expiration of the Offer, in their sole and absolute discretion.

(d)                                 Amendment of Offer Terms and Conditions.

(i)                               Parent and Merger Sub may, and hereby expressly reserve the right to, increase the Offer Price or otherwise amend, modify or make changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that:

(A)                               decreases the Offer Price;

(B)                               changes the form of consideration to be paid in the Offer;

(C)                               reduces the number of Company Common Shares sought to be purchased in the Offer;

(D)                               waives, amends, modifies or otherwise changes the Minimum Condition or the Termination Condition;

(E)                                amends, modifies or otherwise changes any Offer Conditions (other than the Minimum Condition or the Termination Condition) in a manner that adversely affects or reasonably could adversely affect the Company Common Stockholders in any material respect;

(F)                                 imposes conditions to the Offer that are in addition to the Offer Conditions set forth in Section 1.1(b); or

(G)                               extends the Expiration Date in a manner other than as required or permitted by this Agreement.

(ii)                            The Offer Price shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Shares occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Shares tendered pursuant to the Offer.

(e)                                  Expiration and Extension of Offer.  On the terms and subject to the conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at 12:01 a.m., Eastern Time, on the twenty-first (21st) business day following the date the Offer is first commenced, determined in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement:

(i)                               Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any NASDAQ Rule that is applicable to the Offer;

(ii)                            in the event that the Minimum Condition, the Regulatory Condition, or the Governmental Proceeding Condition is not satisfied as of any scheduled Expiration Date (and has not been waived by Merger Sub) or, as a result of an Order that has not become final and non-appealable, the Illegality Condition is not satisfied as of any scheduled Expiration Date (and has not been waived by Merger Sub) and provided that the Regulatory Condition, the Governmental Proceeding Condition, or the Illegality Condition, as applicable, could reasonably be expected to be satisfied on or prior to the Termination Date, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of up to ten (10) Business Days each in order for the parties hereto to further seek satisfaction of the Minimum Condition, the Regulatory Condition, the Governmental Proceeding Condition, or the Illegality Condition, as applicable;

(iii)                         in the event that any of the Offer Conditions set forth in clause (iii), (iv) or (v) of Section 1.1(b) are not satisfied or waived as of any scheduled Expiration Date and Parent would not then be permitted to terminate this Agreement pursuant to Section 7.1(e), Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of up to ten (10) Business Days each in order for the Company to further seek satisfaction of such Offer Conditions; provided, however, that Merger Sub shall not be required to extend the Offer pursuant to this clause (iii) beyond the date on which Parent would be permitted to terminate this Agreement pursuant to Section 7.1(e);

(iv)                        in the event that any of the Offer Conditions (other than the Minimum Condition, the Regulatory Condition, the Governmental Proceeding Condition or the Illegality Condition) are not satisfied or waived as of any scheduled Expiration Date, Merger Sub may (but, except as provided in clause (iii) of this Section 1.1(e), shall not be required to) extend the Offer for one (1) or more successive extension periods of up to ten (10) Business Days each in order for the parties hereto to further seek satisfaction of the Offer Conditions or to permit the waiver of such Offer Conditions; and

(v)                           in the event that the Company delivers a Determination Notice to Parent in accordance with Section 1.2(b) less than seven (7) Business Days prior to any scheduled Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer to a date not earlier than seven (7) Business Days after the date of delivery of the Determination Notice;

provided, however, that notwithstanding the foregoing clauses (i)-(v) of this Section 1.1(e), inclusive, in no event shall Merger Sub be required to (or permitted to, without the prior written consent of the Company) extend the Offer beyond the Termination Date unless at such time Parent would not be permitted to terminate this Agreement pursuant to Section 7.1(c); and provided further, that the foregoing clauses (i)-(v) of this Section 1.1(e), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article VII; and provided, further, that Merger Sub shall not withdraw or terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to the terms of Article VII.

Following the Acceptance Time, if necessary to obtain sufficient Company Common Shares to reach the Short-Form Merger Threshold (without regard to Company Common Shares issuable upon the exercise of the Top-Up Option or Company Common Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), Merger Sub may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.  Subject to the terms and conditions of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) immediately accept for payment, and pay for, all Company Common Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.”  The Offer Documents shall provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this paragraph.

(f)                                   Payment for Company Common Shares.  On the terms and subject to the conditions of this Agreement and the Offer, including the satisfaction or waiver (if permitted) of the Offer Conditions, promptly after the Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment (such time of the acceptance, the “Acceptance Time”) and pay for all Company Common Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer.  The Offer Price payable in respect of each Company Common Share that is validly tendered and not validly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to required deductions and withholdings in accordance with Section 2.7(f).  In the event that this Agreement is terminated pursuant to Article VII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, and Merger Sub shall not acquire any Company Common Shares pursuant to the Offer.  If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Company Common Shares to the registered holders thereof.

(g)                                  Schedule TO and Offer Documents.  On the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and the related forms of the letter of transmittal and summary advertisement, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, with any supplements or amendments thereto, the “Offer Documents”), and (ii) mail (or cause to be mailed) the Offer Documents to all Company Common Stockholders.  Subject to the provisions of Section 1.2(b), the Schedule TO and the Offer Documents may include a description of the determinations and approvals of the Company Board set forth in

Section 3.2(c) and a description of the Company Board Recommendation.  The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that is either required by applicable securities Laws to be included in the Schedule TO or the Offer Documents, or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information is required to be corrected by the Exchange Act, the SEC or its staff or NASDAQ or to the extent such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Common Stockholders, in each case as and to the extent required by applicable securities Laws.  Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC and shall give due consideration to the reasonable additions, deletions or changes suggested thereto.  Parent and Merger Sub shall provide to the Company and its counsel any and all comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof and provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(h)                                 Funds.  Without limiting the generality of Section 6.13, Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Company Common Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and to pay the aggregate Merger Consideration.

Section 1.2.                                 Company Offer Support.

(a)                                 Schedule 14D-9.  Concurrently with the filing of the Schedule TO with the SEC, the Company shall, in a manner that complies with Rule 14D-9 under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”).  Subject to the provisions of Section 1.2(b), the Schedule 14D-9 shall include (i) a description of the determinations and approvals set forth in Section 3.2(c) and the Company Board Recommendation and (ii) the fairness opinion of the Company’s financial advisor referenced in Section 3.2(d) and a summary of the related material financial analysis in accordance with Item 1015(b) of Regulation M-A under the Exchange Act (regardless of whether such item is applicable) but subject to such summary being reasonably acceptable to such financial advisor.  Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company shall cause the Schedule 14D-9 to be mailed to the Company Common Stockholders.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent required by the Exchange Act, the SEC or its staff or NASDAQ or if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Common Stockholders, in each case as and to the extent required by applicable securities Laws.  The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC and give due consideration to the reasonable additions, deletions or changes suggested thereto.  The Company shall provide to Parent, Merger Sub and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(b)                                 Company Board Recommendation.

(i)                               The Company hereby approves and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.  Subject to the terms of this Section 1.2(b), the Company Board shall (A) recommend that the Company Common Stockholders (I) accept the Offer and tender their Company Common Shares to Merger Sub pursuant to the Offer and (II) if the Shareholder Approval is required by Nevada Law to consummate the Merger, grant the Shareholder Approval (the “Company Board Recommendation”), (B) include the Company Board Recommendation in the Schedule 14D-9 and the Proxy Statement and (C) permit Parent and Merger Sub to include a description of the Company Board Recommendation in the Offer Documents, in each case if and to the extent that a Company Board Recommendation Change has not been effected in accordance with this Section 1.2(b).

(ii)                            Subject to the terms of this Section 1.2(b), neither the Company Board nor any committee thereof shall (A) fail to make, withhold, withdraw, amend, qualify or modify the Company Board Recommendation, (B) approve, endorse or recommend an Acquisition Proposal, (C) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after the Company’s receipt of a written request by Parent to provide such reaffirmation following the date that any Person or group (as defined in Section 13(d) of the Exchange Act) (I) shall have made an Acquisition Proposal (other than a tender offer or exchange offer described in clause (D) below) and the existence of such Acquisition Proposal becomes known in the public domain or (II) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or the existence of or information regarding an intention to make an Acquisition Proposal shall have otherwise become known in the public domain, (D) fail to recommend that the Company Common Stockholders reject, and not tender their Company Common Shares into, any tender offer or exchange offer with respect to the outstanding Company Common Shares that constitutes an Acquisition Proposal within ten (10) Business Days after commencement of such tender offer or exchange offer, (E) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement, or (F) resolve, agree or publicly propose to take any of the foregoing actions (any action described in the preceding clauses (A)-(F) being referred to herein as a “Company Board Recommendation Change”).

(iii)                         Notwithstanding the limitations set forth in Section 1.2(b)(ii), the Company Board may effect a Company Board Recommendation Change at any time prior to the Acceptance Time, if (A) the Company has received a written Acquisition Proposal that the Company Board believes in good faith is bona fide, and after consultation with its financial advisors and outside legal counsel, the Company Board shall have determined that such Acquisition Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and after consultation with its outside legal counsel determines that the failure to effect a Company Board Recommendation Change would be inconsistent with the Company Board’s fiduciary duties to the Company Common Stockholders under applicable Law, (B) such Acquisition Proposal did not arise out of a breach of the provisions of this Section 1.2(b) or Section 6.1, (C) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days prior written notice thereof (a “Determination Notice”) (which Determination Notice shall not constitute a Company Board Recommendation Change), unless at the time, there is less than five (5) Business Days until the Expiration Date, in which case the Company will provide as much notice as possible, which Determination Notice shall set forth the material terms and conditions of such Acquisition Proposal in reasonable detail (including the identity of the party making such Acquisition Proposal), and, during such five (5) Business Day period (or such shorter period until the Expiration Date), the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute, or to be reasonably expected to lead to, a Superior Proposal and the transactions contemplated hereby may be effected, and (D) Parent shall not have made, within five (5) Business Days after receipt of the Determination Notice (or such shorter period until the Expiration Date), a counter-offer or proposal of a nature such that the Company Board shall have determined in good faith (after consultation with its financial advisors and its outside legal counsel) that the Acquisition Proposal no longer constitutes or could reasonably be expected to lead to a Superior Proposal.  The provisions of this Section 1.2(b)(iii) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice and a new three (3) Business Day notice period.

(iv)                        Notwithstanding the limitations set forth in Section 1.2(b)(ii), the Company Board may effect a Company Board Recommendation Change at any time prior to the Closing in response to an Intervening Event if (A) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the Company Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties under Nevada Law, (B) the Company Board shall have given Parent a Determination Notice at least five (5) Business Days prior to effecting such Company Board Recommendation Change, which Determination Notice shall specify in reasonable detail the facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for such Company Board Recommendation Change and, during such five (5) Business Day period, the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so as to obviate the need to effect a Company Board Recommendation Change on the basis of such Intervening Event so that the transactions contemplated hereby may be effected, and (C) following the expiration of such five (5) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel) and after giving good faith consideration to any offer or proposal from Parent, that, in light of such Intervening Event, the Company Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties under Nevada Law; provided, that the Company Board shall not be permitted to effect a Company Board Recommendation Change under this Section 1.2(b)(iv) in respect of an Acquisition Proposal (which shall be covered by and solely subject, in all respects, to Section 1.2(b)(iii)).

(v)                                 Notwithstanding anything in this Agreement to the contrary, the Company and the Company Board shall not be prohibited from (i) taking and disclosing to the Company Common Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act, provided, however, that any statement(s) made by the Company or the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act, other than a communication described in clause (ii) of this sentence, shall be deemed to be a Company Board Recommendation Change unless accompanied by a clear, unqualified and unconditional reaffirmation of the Company Board Recommendation, or (ii) making a “stop, look and listen” communication pursuant to and in compliance with Rule 14d-9(f) of the Exchange Act (or any similar communication to Company Common Stockholders), and any such communication described in this clause (ii) shall not be deemed to be a Company Board Recommendation Change and shall not require compliance with the procedures set forth in this Section 1.2(b).  For avoidance of doubt, a termination of this Agreement by the Company pursuant to Section 7.1(f) shall not constitute a Company Board Recommendation Change, and any Company Board Recommendation Change effected simultaneously with such termination shall not require compliance with the procedures set forth in this Section 1.2(b).

(c)                                  Company Information.  In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly (and in any event in sufficient time to permit Merger Sub to commence the Offer in a timely manner) furnish Parent with such information, including a list of the Company Common Stockholders as of the most recent practicable date, mailing labels and any available listing or computer files containing the names and addresses of all record and non-objecting beneficial Company Common Stockholders as of the most recent practicable date, and lists of security positions of Company Common Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions as requested by Parent from time to time), and such other information and with such assistance as Parent, Merger Sub or their respective agents may reasonably request, in order to mail, disseminate and otherwise communicate the Offer to the record and beneficial Company Common Stockholders.  Subject to any and all applicable Laws, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger, and (iii) if Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Common Shares pursuant to the Offer or this Agreement shall be terminated pursuant to Article VII, Parent and Merger Sub shall either, in Parent’s sole discretion, (A) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (B) deliver (and shall cause their agents to deliver) to the Company, any and all copies and any extracts or summaries from such information then in their possession or control.

Section 1.3.                                 Directors.  If, following the Acceptance Time, the Top-Up Option is not exercisable in accordance with Section 1.4, immediately following the Acceptance Time, and at all times thereafter, Parent shall be entitled to elect or designate two individuals selected by Parent to serve as directors on the Company Board, which individuals shall be “independent” under NASDAQ Rules to the extent necessary to cause a majority of the Company Board to be “independent” under NASDAQ Rules.  If Parent is entitled to elect or designate directors pursuant to this Section 1.3, after the Acceptance Time, the Company shall, upon request by Parent, take all actions as are necessary, subject to compliance with applicable Law, to enable Parent’s designees to be so elected or appointed to the Company Board, including by promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors as is necessary to provide Parent with such level of representation, and shall cause Parent’s designees to be so elected or appointed at such time.  After the Acceptance Time, if the Top-Up Option is not exercisable in accordance with Section 1.4, the Company shall also cause one individual selected by Parent to serve on (i) each committee of the Company Board to the extent permitted by applicable Law and NASDAQ Rules and (ii) the board of directors (or similar body) of FX Energy Poland, Sp. z.o.o. (“FX Poland”).  No Person designated by Parent to serve on the Company Board or any of its committees or the board of directors (or similar body) of FX Poland pursuant to this Section 1.3 shall be entitled to receive any compensation from the Company or any of its Subsidiaries for such service. The provisions of this Section 1.3 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of Company Common Shares as a matter of applicable Law with respect to the election of directors or otherwise.

Section 1.4.                                 Top-Up Option.

(a)                                 The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only after the Acceptance Time and only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price an aggregate number of Company Common Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Common Shares that, when added to the number of Company Common Shares owned by Parent or Merger Sub or any of Parent’s wholly-owned Subsidiaries at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the then outstanding Company Common Shares (on a fully diluted basis) (the “Short-Form Merger Threshold”) that would be outstanding immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option Shares shall not exceed the number of Company Common Shares then authorized and unissued and not reserved for issuance under the Company Employee Benefit Plans as of the date hereof (including as authorized and unissued Company Common Shares, for purposes of this Section 1.4, any Company Common Shares held in the treasury of the Company and the Company Subsidiaries) (collectively, “Available Shares”) and shall not be exercisable if immediately after exercise and issuance of all Available Shares pursuant to the Top-Up Option, the Short-Form Merger Threshold would not be reached; provided, further, that the Top-Up Option may not be exercisable on more than one occasion. Upon Parent’s request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of Company Common Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and immediately after giving effect to the issuance of the Top-Up Option Shares.  Merger Sub may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either entirely in cash or, at Merger Sub’s election, by paying (x) in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) Parent and Merger Sub executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash (the “Promissory Note”). The Promissory Note shall be unsecured, full recourse to Parent and Merger Sub, non-negotiable and non-transferable, shall bear simple interest at 1% per annum, shall provide that principal and interest is due one year after the purchase of the Top-Up Option Shares, shall be prepayable in whole or in part without premium or penalty and shall have no other material terms.

(b)                                 Provided that no applicable Law (other than NASDAQ Rules, which shall not apply for purposes of this Section 1.4) shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Merger Sub may exercise the Top-Up Option after the Top-Up Option has become exercisable and prior to the Effective Time.  The Top-Up Option shall expire upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c)                                  To exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of Top-Up Option Shares Merger Sub wishes to receive, (ii) whether the exercise price will be paid in the form of cash or a combination of cash and a Promissory Note, and (iii) the place, time and date for the closing of the purchase and sale of the Top-Up Option Shares (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”).  At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, including, at Merger Sub’s option, by delivery of a Promissory Note in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Merger Sub a certificate or certificates representing the Top-Up Option Shares or, at Merger Sub’s request or otherwise if the Company does not then have certificated shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.

(d)                                 Parent and Merger Sub acknowledge that the Company Common Shares which Merger Sub may acquire upon exercise of the Top-Up Option shall not be registered under the

Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering.  Parent and Merger Sub represent and warrant to the Company that Merger Sub is, and shall be upon any purchase of Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Merger Sub agrees that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II
THE MERGER

Section 2.1.                                 The Merger.  On the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Nevada Law, on the Closing Date, Parent, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger, with Parent owning all of the common stock of such surviving corporation.  The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Nevada Law by filing articles of merger in customary form and substance (the “Articles of Merger”) with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) in accordance with the applicable provisions of Nevada Law.  The time of such filing of the Articles of Merger with the Nevada Secretary of State, or such later time as may be mutually agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger, is referred to herein as the “Effective Time”.

Section 2.2.                                 The Surviving Corporation.

(a)                                 Articles of Incorporation and Bylaws.

(i)                                     Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Company in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable provisions of Nevada Law.

(ii)                                  Bylaws.  At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable provisions of Nevada Law.

(b)                                 Directors and Officers.

(i)                                     Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii)                                  Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 2.3.                                 General Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 2.4.                                 Effect of the Merger on Capital Stock of the Constituent Corporations.

(a)                                 Capital Stock of Merger Sub.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)                                 Capital Stock of the Company.

(i)                                     Company Common Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Company Common Shares and, if applicable, Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”); provided, however, that the Merger Consideration shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Shares occurring after the Acceptance Time and prior to the Effective Time.  From and after the Effective Time, all Company Common Shares (other than Cancelled Company Common Shares and, if applicable, Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled, extinguished and cease to exist, and each holder of a Certificate or Book-Entry Share theretofore representing any Company Common Shares (other than Cancelled Company Common Shares and, if applicable, Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger

Consideration payable therefor upon the surrender or transfer thereof in accordance with the provisions of Section 2.7.  The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time, and if, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(ii)                                  Cancellation of Certain Company Common Shares and Treasury Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Common Share that is owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether as a result of the Offer or otherwise) (“Cancelled Company Common Shares”) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)                               Company Preferred Shares.  Subject to Section 6.14, at the Effective Time, each Company Preferred Share issued and outstanding immediately prior to the Effective Time shall remain outstanding, without change by virtue of the Merger to its terms, voting powers, preferences and rights.

Section 2.5.                                 Shareholder Meeting; Proxy Material; Short-Form Merger.

(a)                                 Shareholder Meeting.  Subject to the prior satisfaction of the condition set forth in Section 2.6(b)(i), if the Shareholder Approval is required under Nevada Law in order to consummate the Merger, the Company shall establish a record date (which will be set in consultation with Parent and will be as promptly as reasonably practicable following the consummation of the Offer) for, set a shareholder meeting date (in consultation with Parent) duly call, give notice of, convene and hold a meeting of the Company Common Stockholders (the “Shareholder Meeting”) as promptly as practicable after the consummation of the Offer, for the purpose of voting on the approval of this Agreement; provided that the Company may delay the Shareholder Meeting only with Parent’s written consent or to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with any comments made by the SEC with respect to the Proxy Statement but only to a date that is not later than five (5) Business Days prior to the Termination Date.  Without limiting the generality of the foregoing, subject to the prior satisfaction of the condition set forth in Section 2.6(b)(i), the Company shall establish a record date for, set a Shareholder Meeting date, call, give notice of, convene and hold the Shareholder Meeting and this Agreement shall be submitted to the Company Common Stockholders for approval at the Shareholder Meeting regardless of whether (A) a Company Board Recommendation Change shall have occurred, or (B) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(b)                                 Proxy Statement.  Subject to the prior satisfaction of the condition set forth in Section 2.6(b)(i), if the Shareholder Approval is required under Nevada Law in order to consummate the Merger, as promptly as practicable after the consummation of the Offer, the Company shall prepare and file with the SEC a proxy statement in connection with the Shareholder Meeting (together with any amendments and supplements thereto and any other required proxy materials) and as soon as practicable thereafter mail (or cause to be mailed) to the Company Common Stockholders such proxy statement and all other proxy materials for the Shareholder Meeting (such proxy statement and other proxy materials collectively, the “Proxy Statement”), and if necessary in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials, and, if required in connection therewith, resolicit proxies.  Subject to Section 1.2(b), the Proxy Statement shall contain the Company Board Recommendation.  Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Proxy Statement.  Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct or supplement any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company Common Stockholders, in each case as and to the extent required by applicable securities Laws.  The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.  The Company shall provide to Parent, Merger Sub and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(c)                                  Voting by Parent and Merger Sub.  Parent and Merger Sub shall vote, and each of Parent and Merger Sub shall ensure that all of its respective controlled Affiliates shall vote, any Company Common Shares beneficially owned by them (whether as a result of the Offer or otherwise) in favor of approval of this Agreement at the Shareholder Meeting.

(d)                                 Short-Form Merger.  Notwithstanding any provision of this Agreement to the contrary, if following the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by Merger Sub in accordance with this Agreement and, if applicable, the exercise of the Top-Up Option, Parent, Merger Sub and their controlled Affiliates shall own, in the aggregate, at least 90% of the outstanding Company Common Shares, the parties hereto shall take all necessary and appropriate action to cause the Closing to occur without a meeting of Company Common Stockholders in accordance with NRS 92A-180.

Section 2.6.                                 The Closing.

(a)                                 Closing Date and Location.  Parent, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) to occur at the New York office of

Greenberg Traurig, LLP, as soon as practicable following the Acceptance Time and, if the Shareholder Approval is required under Nevada Law in order to consummate the Merger, following the Shareholder Approval being obtained, and in any event no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.6(b) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree in writing.  The date upon which the Closing shall actually occur pursuant hereto shall be referred to herein as the “Closing Date”.

(b)                                 Closing Conditions.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or mutual waiver by Parent and the Company (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(i)                                     Offer Closing.  Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Company Common Shares validly tendered pursuant to the Offer and not validly withdrawn.

(ii)                                  Shareholder Approval.  If the Shareholder Approval is required under Nevada Law in order to consummate the Merger, the Shareholder Approval shall have been obtained.

(iii)                               No Governmental Restraints.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced any Law or Order that has the effect of making the consummation of the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

(iv)                              FIRPTA Certificate.  The Company shall have provided Parent with a “FIRPTA Certificate”, in a form reasonably acceptable to Parent, to the effect that the Company is not and has not been a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, during the period described in Section 897(c)(1) of the Code, and no interest in the Company is a “United States real property interest” as defined in Section 897(c)(1) of the Code.

Section 2.7.                                 Payment of Merger Consideration.

(a)                                 Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)                                 Exchange Fund.  Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent the aggregate Merger Consideration, for payment to the Company Common Stockholders pursuant to the provisions of this Article II (such cash amount being referred to herein as the “Exchange Fund”).  Such funds shall be invested or otherwise held by the Payment Agent in cash or cash equivalents as directed by Parent or Merger Sub, in their sole discretion, pending payment thereof by the Payment Agent to the holders of the

Company Common Shares.  Earnings from such investments, if any, shall be the sole and exclusive property of Parent or Merger Sub.

(c)                                  Payment Procedures.  Promptly following the Effective Time (but in no event later than five (5) Business Days thereafter), Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) or non-certificated Company Common Shares represented by book-entry (“Book-Entry Shares”), which immediately prior to the Effective Time represented outstanding Company Common Shares (other than Cancelled Company Common Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.  Upon (i) surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or (ii) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of the transfer as the Payment Agent may reasonably request) in the case of a transfer of Book-Entry Shares, the holders of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered or Book-Entry Shares so transferred shall forthwith be cancelled.  The Payment Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates or transfer of Book-Entry Shares pursuant to this Section 2.7.  Until so surrendered or transferred, outstanding Certificates or Book-Entry Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.

(d)                                 Transfers of Ownership.  In the event that a transfer of ownership of Company Common Shares is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the surrendered Certificate or transferred Book-Entry Shares are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the surrendered Certificate or transferred Book-Entry Shares are registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer or such Book-Entry Shares are properly transferred and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share, or established to the satisfaction of Parent and the Payment Agent that such transfer or other Taxes have been paid or are otherwise not payable.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f)                                   Required Withholding.  Each of the Payment Agent, Merger Sub, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Law.  To the extent that such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)                                  No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Common Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)                                 Distribution of Exchange Fund to Parent.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent (or its designee) upon demand, and any Company Common Stockholders who have not theretofore surrendered their Certificates or transferred their Book-Entry Shares evidencing such Company Common Shares for exchange pursuant to the provisions of this Section 2.7 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Common Shares evidenced by such Certificates or Book-Entry Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration, without any interest thereon, to which such holders may be entitled pursuant to the provisions of this Article II.

Section 2.8.                                 Company Stock Options; Company Restricted Shares.

(a)                                 Company Stock Options.  Each outstanding option to purchase Company Common Shares under the Company Stock Plans (a “Company Stock Option”) that is unexpired, unexercised and outstanding and that has not vested immediately prior to the Acceptance Time shall automatically vest and become immediately exercisable at the Acceptance Time pursuant to the terms of the applicable Company Stock Plan.  Each Company Stock Option that is unexpired, unexercised and outstanding and that has not been exercised immediately prior to the Effective Time shall not be assumed or substituted for by Parent and, instead, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company Stock Option or any other Person, be cancelled without payment of consideration in respect thereof.

(b)                                 Company Restricted Shares.  At the Effective Time, by virtue of the Merger without any action on the part of Parent, Merger Sub, the Company, the holder of any Company

Common Share subject to vesting, forfeiture or other restrictions pursuant to the Company Stock Plans (a “Company Restricted Share”) or any other Person, each Company Restricted Share that (i) has become vested on or before the Closing by its written terms as set forth in the applicable Company Stock Plan or award agreement as in effect immediately prior to the date hereof and (ii) has not been settled as of the Closing Date shall be converted into the right to receive the Merger Consideration.  At the Effective Time, by virtue of the Merger without any action on the part of Parent, Merger Sub, the Company, the holder of any Company Restricted Share or any other Person, each Company Restricted Share shall cease to be outstanding and shall be cancelled and any award agreement evidencing the grant of any such Company Restricted Share shall thereafter represent only the right, in accordance with and subject to this Section 2.8(b), to receive the Merger Consideration with respect to the Company Restricted Shares formerly represented thereby.

Section 2.9.                                 Dissenting Company Common Shares.  Pursuant to NRS 92A.390, no Company Common Stockholder shall have any right under NRS 92A.300-92A.500 to dissent from, or to obtain payment of the fair value of its Company Common Shares in connection with, the consummation of the Merger unless, as of the applicable date specified in subsection 2 of NRS 92A.390, the Company Common Shares are not of a class or series specified in clause (a) or (b) of subsection 1 of NRS 92A.390.  In the event that, as of such date, the Company Common Shares are not of such a class or series, then, notwithstanding anything herein to the contrary, any Company Common Shares issued and outstanding immediately prior to the Effective Time that are held or beneficial owned by a Person who is entitled to assert and properly asserts dissenter’s rights with respect to such Company Common Shares (“Dissenting Shares”) pursuant to, and complies in all respects with, NRS 92A.300-92A.500 shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.4(b)(i) and shall entitle such Person only to payment in respect of such shares in accordance with and to the extent provided in NRS 92A.300-92A.500, unless such Person fails to perfect, effectively withdraws or loses its dissenter’s rights under NRS 92A.300-92A.500.  If, after the Effective Time, any such Person fails to perfect, effectively withdraws or loses such dissenter’s rights, such Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.4(b)(i).  The Company, prior to the Effective Time, and the Surviving Corporation, after the Effective Time, shall comply with all applicable notice and other requirements of NRS 92A.300-92A.500.  Prior to the Effective Time, the Company shall give Parent prompt notice of any assertion of dissenter’s rights pursuant to NRS 92A.300-92A.500 received by the Company and any withdrawals thereof.  Parent shall have the right to participate in and, after the Acceptance Time, direct all negotiations and proceedings with respect to any such assertion of dissenter’s rights.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such assertion of dissenter’s rights, or agree to do any of the foregoing.

Section 2.10.                          Necessary Further Action.  In the event that, at any time from and after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub to accomplish the foregoing.  From and after the Effective Time, the directors and officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as (a) expressly set forth in the disclosure letter delivered by the Company to Parent on the date of this Agreement prior to the execution hereof (the “Company Disclosure Letter”), which disclosure shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article III that specifically corresponds to the section of subsection of the Company Disclosure Letter in which any such disclosure is set forth, and (ii) any other section or subsection of this Article III solely to the extent that it is readily apparent from the text of such disclosure (without reference to the underlying documents referenced therein and without assuming any Knowledge of the matters disclosed) that such disclosure is applicable to such other section or subsection of this Article III (provided that the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) or (b) as disclosed in the SEC Reports filed with or furnished to the SEC subsequent to December 31, 2013 and prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such SEC Reports or other forward-looking statements in such SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.                                 Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under Nevada Law.  The Company has the corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Parent true, correct and complete copies of the articles of incorporation and bylaws, as amended to date, of the Company.  The Company is not in violation of its articles of incorporation or bylaws.

Section 3.2.                                 Authorization and Enforceability.

(a)                                 The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (including the Offer and the Merger) and to perform its obligations hereunder.

(b)                                 The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), other than, with respect to the consummation of the Merger, the Shareholder Approval if the Shareholder Approval is required by Nevada Law for the consummation of the Merger.  Other than the affirmative vote of the holders of a majority of the issued and outstanding Company Common Shares (the “Shareholder Approval”) if the Shareholder Approval is required by Nevada Law for the consummation of the Merger, no vote of the holders of any class or series of Company Capital Stock is necessary under Nevada Law and the Company’s articles of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger.

(c)                                  At a meeting duly called and held prior to the execution of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Common Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to submit this Agreement to a vote of the Company Common Stockholders if required by Nevada Law to consummate the Merger, and (iv) resolved to make the Company Board Recommendation.

(d)                                 The Company Board has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, limitations and qualifications set forth therein, the cash consideration to be received in the Offer and the Merger, taken together as an integrated transaction, is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent, Merger Sub and their respective Affiliates).  It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.  Subject to Section 1.1(g), the Company shall deliver or make available to Parent solely for informational purposes a copy of the signed opinion as soon as possible following the date of this Agreement.

(e)                                  Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in NRS 78.411-78.444 and Article XIII of the Company’s articles of incorporation are not applicable to this Agreement and the transactions contemplated hereby (including the Offer and the Merger).  No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger or the transactions contemplated hereby.

(f)                                   This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) is subject to rules of law governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

Section 3.3.                                 Required Governmental Consents.  No consent, approval, Order, license, Permit or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement, the acceptance for payment or acquisition of Company Common Shares pursuant to the Offer or the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (a) the filing and recordation of the Articles of Merger with the Nevada Secretary of State, (b) such filings and approvals as may be required by any applicable requirements of the Securities Act or the Exchange Act, or by NASDAQ Rules, (c) such filings and approvals as may be required to be made or obtained under Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4.                                 Conflicts.  The execution, delivery or performance by the Company of this Agreement, the acceptance for payment or acquisition of the Company Common Shares pursuant to the Offer, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (with or without notice or lapse of time or both) (a) violate or conflict with any provision of the articles or certificates of incorporation or bylaws or other applicable organizational documents of the Company or any of its Subsidiaries, (b) subject to obtaining the Consents set forth in Section 3.4(b) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, payment, amendment or acceleration under, any Contract to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, or any Permits held by the Company or any of its Subsidiaries or impair the Company’s or any of its Subsidiaries material rights or alter their respective material obligations or alter the material rights or obligations of any third party under any Contract or Permits held by the Company or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 3.3, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or affected or (d) result in the creation of any Lien upon any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clause (b) above for such matters under any Contract that is not a Material Contract or any Permit which would not collectively have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.5.                                 Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 100,000,000 Company Common Shares and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 920,000 shares of Preferred Stock have been designated as Company Preferred Shares.  As of the close of business on October 7, 2015 (the “Capitalization Date”), (A) 54,869,256 Company Common Shares were issued and outstanding, (B) 800,000 Company Preferred Shares were issued and outstanding and no other shares of Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares.  All outstanding Company Common Shares and Company Preferred Shares have been validly issued, are fully paid, non-assessable and were not issued in violation of any preemptive rights.  Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Stock Options granted under a Company Stock Plan.

(b)                                 As of the Capitalization Date, (i) there are outstanding (A) Company Stock Options to purchase an aggregate of 2,549,881 Company Common Shares, and (B) 646,524 Company Restricted Shares which are included in clause (A) of Section 3.5(a) above.  Section 3.5(b) of the Company Disclosure Letter contains a correct and complete detailed listing, as of the Capitalization Date, of each outstanding Company Stock Option, including the number of Company Common Shares issuable upon exercise of such Company Stock Option and the exercise price with respect thereto and the holder thereof.

(c)                                  Except as set forth in Section 3.5(a) and 3.5(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, phantom stock, phantom units, stock appreciation rights, restricted stock, performance shares, performance share units, performance units, profits interest, profit participation rights, warrants, rights or other commitments or agreements to acquire from the Company, or, other than the Top-Up Option, that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of Company Securities.  There are no outstanding Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Company Securities.

Section 3.6.                                 Subsidiaries.

(a)                                 Section 3.6(a) of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company.  Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b)                                 Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States).  Each of the Company’s Subsidiaries has the requisite entity power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered or made available to Parent true, correct and complete copies of the certificates or articles of incorporation and bylaws or other applicable organizational documents, as amended to date, of each of the Company’s Subsidiaries.  None of the Company’s Subsidiaries is in violation of its certificate or articles of incorporation, bylaws or other applicable organizational documents.

(c)                                  All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.  All transfers of capital stock of, or other equity or voting interest in, each Subsidiary of the Company made by the Company or any of its Subsidiaries were validly made in accordance with applicable Law.

(d)                                 There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities.  There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(e)                                  “Apache Poland Sp. z o.o. i FX Energy Poland Sp. z o.o. (East)” Sp. j. (i) has ceased to conduct its business activities, (ii) has not held any licenses or permits since December

31, 2002, (iii) has not had any legal title to any material assets and (iv) has no outstanding liabilities.  As of the date of this Agreement, FX Poland is not insolvent and there are no grounds to file a petition for its bankruptcy.  For purposes of the immediately preceding sentence. “insolvent” means that either (A) FX Poland is unable to pay its monetary obligations as they become due, or (B) the amount of FX Poland’s total liabilities, excluding intercompany indebtedness owed to the Company or any of its Subsidiaries, exceeds the value of its total assets.

Section 3.7.                                 SEC Reports.  Since December 31, 2012, the Company has filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under applicable Law, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) prior to the date hereof, and, after the date of this Agreement and until the Acceptance Time, the Company will timely file or furnish (as applicable) all forms, reports and documents with the SEC that are required to be filed or furnished (as applicable) by it under applicable Law (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC on or prior to the Acceptance Time that are not required to be so filed or furnished (the “SEC Reports”)).  Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form, in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act and the applicable rules and regulations of the SEC thereunder, as the case may be, each as in effect on the date such SEC Report was, or will be, filed.  True, correct and complete copies of all SEC Reports filed prior to the date hereof, whether or not required under applicable Law, have been made available to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  As of its filing date, each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.  To the Knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report.

Section 3.8.                                 Financial Statements and Controls.

(a)                                 The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods referred to therein (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(b)                                 The Company has established and the Company and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.  The Company has not identified or been made aware of (A) any significant deficiency or material weakness in the Company’s internal control over financial reporting, or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the Company’s internal control over financial reporting.  The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(c)                                  Since December 31, 2010, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor, accountant or Representative of the Company or any Subsidiary of the Company has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices.  Since December 31, 2010, to the knowledge of the Company no current or former attorney representing the Company or any Subsidiary of the Company has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary of the Company, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(d)                                 As of the date hereof, to the Company’s Knowledge, no employee of the Company or any Subsidiary of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Subsidiary of the Company.  Since December 31, 2010, neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary of the Company , has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary of the Company in the terms and conditions of his or her employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e)                                  The books and records of the Company and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.  The minute books of the Company and each Subsidiary of the Company, all of which have been made available by the Company to Parent, contain, in all material respects, appropriate records of all meetings and other corporate actions held or taken by their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

Section 3.9.                                 Schedule 14D-9; Offer Documents; Proxy Statement.

(a)                                 The Schedule 14D-9, when filed with the SEC, will comply as in all material respects with the applicable requirements of the Exchange Act and on the date filed with the SEC, on the date first published, sent or given to the Company Common Stockholders and on the Acceptance Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, Representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the Schedule 14D-9.

(b)                                 None of the information supplied by the Company or its officers, directors, Representatives, agents or employees in writing expressly for inclusion in Offer Documents will, when filed with the SEC, on the date the Offer Documents are first sent to the Company Common Stockholders and at the Expiration Date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c)                                  If the Shareholder Approval is required, the Proxy Statement, when filed with the SEC, will comply as in all material respects with the applicable requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company Common Stockholders and at the time of the Shareholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, Representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10.                          No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries and the notes thereto included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger), (d) Liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business, and (e) other Liabilities incurred in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.11.                          Absence of Certain Changes.

(a)                                 Since the date of the Balance Sheet, there has not been or occurred any Company Material Adverse Effect that is continuing.

(b)                                 Since the date of the Balance Sheet, (i) except for this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2(a), (e), (f), (g), (h), (i), (k), (m), (n)(i) or (o) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

Section 3.12.                          Material Contracts.

(a)                                 For purposes of this Agreement, a “Material Contract” shall mean each of the following:

(i)                                     each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Company or any of its Subsidiaries, in excess of $750,000;

(iii)                               each agreement that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $750,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv)                              each Contract for lease of personal property or real property involving aggregate payments in excess of $750,000 in any calendar year that are not terminable within 60 days;

(v)                                 each Contract containing a non-compete or similar type of provision that, following the Closing, by virtue of Parent becoming Affiliated with the Company and its Subsidiaries as a result of the Offer and the Merger, would by its terms materially restrict the ability of Parent to compete in any line of business or sell, supply or distribute any product or service or with any Person or in any geographic area or to hire any individual or group of individuals during any period of time;

(vi)                              each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company and its Subsidiaries, taken as a whole;

(vii)                           each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including, without limitation, natural gas, natural gas liquids, crude oil and condensate or fluctuations in interest rates that will be binding on the Company or any of its Subsidiaries after the Closing;

(viii)                        each material partnership, joint venture or limited liability company agreement;

(ix)                              each joint development agreement, exploration agreement, participation or program agreement or similar agreement, joint operating agreement, and any agreement connected therewith (including those pursuant to which the Company or any of its Subsidiaries is performing works or services on behalf of the operator, including on behalf of Polskie Górnictwo Naftowe i Gazownictwo S.A.), operating agreement, mineral deposit rights agreement, or working interest transfer agreement, service agreement, land access contract, mining usufruct agreement and any other agreement, in each case that is material to the Company and its Subsidiaries, taken as a whole, or that otherwise meets all of the following criteria: (A) is essential to the conduct of the Hydrocarbon exploration and production business of the Company and its Subsidiaries as conducted on the date of this Agreement, (B) cannot be replaced without unreasonable effort or expense, and (C) does not relate solely to administrative or office matters that are not directly related to the Hydrocarbon exploration and production business;

(x)                                 each employment agreement and civil law Contract with employees and management;

(xi)                              each Contract relating to material Intellectual Property rights to which the Company or any of its Subsidiaries is a party, excluding any COTS Licenses;

(xii)                           each Contract prohibiting the Company or any of its Subsidiaries, now or in the future, from freely engaging in any business or competing anywhere in the world;

(xiii)                        each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000;

(xiv)                       any Contract relating to the sale of gas, including with Polskie Górnictwo Naftowe Gazownictwo S.A.;

(xv)                          any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;

(xvi)                       any Contract that grants any material right of first refusal or first offer or similar right that materially limits or purports to materially limit the ability of the Company or any Subsidiary of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(xvii)                    any Contract that contains “earn-out” provisions, other material contingent payment, royalty payment, revenue sharing or similar obligations payable after the date of this Agreement;

(xviii)                 any Contract pursuant to which the Company or any of its Subsidiaries have granted most favored nation pricing or preferred pricing to any third party and which obligations are material and will be effective after the date of this Agreement;

(xix)                       any material Contract with any Governmental Authority; and

(xx)                          any Contract relating to the settlement of any material civil, administrative or judicial proceedings within the last five years.

(b)                                 To the Knowledge of the Company, Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

(c)                                  Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Material Contract may be limited by applicable Law and public policy, each Material Contract is valid, enforceable and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.  None of the Company or any of its Subsidiaries has received notice of any violation or default under any Material Contract or notice that any other party to any Material Contract intends to cancel, terminate, breach, or attempt to materially alter the terms of any such Material Contract, or to exercise any option not to renew thereunder.  To the Knowledge of the Company, the Company has made available to Parent (i) a true, correct and complete copy of each Material Contract, together with all exhibits thereto and all amendments, waivers or other changes thereto, and (ii) a true, correct and complete description of the material terms of any oral Material Contracts.

Section 3.13.                          Permits.  The Company and each of its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, certificates, filings, consents, variances, exemptions, waivers, Orders, registrations, clearances, approvals and franchises of any Governmental Authorities necessary under applicable Law to own, lease and operate their properties and assets and to lawfully carry on and operate their businesses as they are being conducted as of the date of this Agreement (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such failure to have, noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.14.                          Litigation.  As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (including by virtue of indemnification or otherwise) or their respective assets or properties, except for such Legal Proceedings involving a claim for the payment of money in an amount equal to or less than $250,000 or that is reasonably likely to involve a claim for the payment of money in an amount equal to or less than $250,000.  Section 3.14 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of pending Legal Proceedings involving any claims against the Company or any Subsidiary of the Company other than claims solely for the payment of money in an amount less than $250,000.

Section 3.15.                          Taxes.

(a)                                 Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     The Company and its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them prior to the Closing Date and all such filed Tax Returns were correct and complete in all material respects;

(ii)                                  The Company and its Subsidiaries have timely paid in full all Taxes required to be paid whether or not reflected on such Tax Returns;

(iii)                               Except in connection with transactions specifically contemplated in this Agreement, since the date of the Balance Sheet, neither the Company nor any Subsidiary has incurred any Liability for Taxes outside the ordinary course of business;

(iv)                              (1) No deficiencies for Taxes have been proposed or assessed in writing against or with respect to any Taxes due or Tax Returns of the Company or any of its Subsidiaries (which deficiencies have not since been fully resolved), (2) there are no outstanding audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, (3)  neither the Company nor any of its Subsidiaries has received written notice or of any proposed Tax audit, examination,  investigation, claim, administrative proceeding or adjustment in respect to the Company or any of its Subsidiaries, (4) no waiver or extension given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending, in each case, for the avoidance of doubt, other than with respect to ordinary course extension of time within which to file Tax Return, and (5) neither the Company nor any Subsidiary has executed or filed with any Governmental Authority any power of attorney with respect to any Taxes of the Company or any Company Subsidiary that is currently in force;

(v)                                 There are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Encumbrances;

(vi)                              All material Taxes which the Company or any of its Subsidiaries has been required to collect or withhold (including with respect to any employee, creditor, independent creditor, shareholder or other third party) have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper Governmental Authority;

(vii)                           No claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is subject to Taxes in that jurisdiction;

(viii)                        Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code during the two (2) year period ending on the date hereof; and

(ix)                              Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(x)                                 Neither the Company nor any Subsidiary (1) has been a member of any combined, consolidated, unitary or similar group defined under state, local or foreign income Tax Law that filed or was required to file a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), (2) is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding, for the avoidance of doubt, any commercial arrangements a principal purpose of which does not relate to Tax), or (3) has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or applicable provisions of state, local or foreign Law),  as a transferee or successor; and

(xi)                              The Company and its Subsidiaries have made available to Parent correct and complete copies of all such income Tax Returns and related examination reports, and related statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2011.

(b)                                 This Section 3.15 and Section 3.17 constitute the sole and exclusive representations and warranties of the Company with respect to matters relating to Tax.

Section 3.16.                          Environmental Matters.

(a)                                 The Company, each of its Subsidiaries and their respective assets, real properties and operations are in compliance and at all times have been in compliance with all Environmental Laws and Environmental Permits and have all Permits necessary to comply with all applicable Environmental Laws, except for such failure to have, noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  All necessary consents of the Polish Minister of Environment have been obtained in relation to all working interest transfer agreements executed by the Company or any of its Subsidiaries.

(b)                                 Since December 31, 2008, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person threatening or alleging a material violation of or material Liability under any Environmental Law or any Environmental Permit, in each case relating to the Company or any of its Subsidiaries or any of their respective current or former assets, real properties and operations.

(c)                                  There are no Legal Proceedings or Orders pending or in effect or, to the Knowledge of the Company, threatened by a Governmental Authority or any other Person against the Company or any of its Subsidiaries that allege a violation of or Liability under any Environmental Law or Environmental Permit.

(d)                                 Since December 31, 2008, there has been no material written environmental audit, report, survey or evaluation by or on behalf of the Company or any of its Subsidiaries a true, correct and complete copy of which has not been delivered to Parent and Merger Sub prior to the date hereof.

(e)                                  To the Knowledge of the Company, there has been no material Release of any Hazardous Material by the Company or any of its Subsidiaries at, on, under or from any real properties as a result of the operations of the Company or any of its Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Balance Sheet. Except as disclosed by the Company, none of the Company or any of its Subsidiaries or any of their leased or owned real properties or assets are subject to any Order from or agreement with any Governmental Authority or other Person respecting any Release of any Hazardous Material and, to the Company’s Knowledge, none of the Company’s past or present operations is the subject of any investigation by any Governmental Authority evaluating whether remedial action or other action is needed to respond to a Release or threatened Release.

(f)                                   There is not now, nor to the best of the Knowledge of the Company, has there ever been, on, in, at, under or within any owned or leased real property of the Company or any of its Subsidiaries (a) any generation, treatment, recycling, storage, disposal or presence of any Hazardous Materials or (b) any underground storage tanks or surface impoundments except for any such Hazardous Materials, tanks, or impoundments as are and have been in material compliance with applicable Environmental Laws (“Contamination”), nor to the Knowledge of the Company, has there been or is there now any migration of Hazardous Materials from neighboring properties to, or in the direction of any owned or leased real property of the Company or any of its Subsidiaries of any Hazardous Materials, and neither the Company nor any of its Subsidiaries has received any written or oral notice from any Governmental Authority, or from any tenant or other occupant of any of their owned or leased real property or any other Person whomsoever of any of the matters described in this subsection.

(g)                                  To the Knowledge of the Company, the Company and its Subsidiaries have no actual or contingent material Liability in connection with any Release or threatened Release of Hazardous Material or Hydrocarbons.

(h)                                 None of the real properties of the Company nor any of its Subsidiaries are subject to any Lien in favor of any Governmental Authority or any other Person for (x) Liability under any Environmental Laws or (y) damage arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Material or Hydrocarbons or any Contamination.

(i)                                     To the Knowledge of the Company, except as disclosed in the financial statements of the Company and its Subsidiaries filed or furnished with the SEC Reports, no material capital improvements are presently necessary for the Company or any of its Subsidiaries to operate its or their businesses in compliance with Environmental Laws and the Company and its Subsidiaries do not maintain or reasonably should not maintain reserves under GAAP for environmental matters, Liabilities or potential Liabilities.

(j)                                    This Section 3.16 constitutes the sole and exclusive representation and warranty of the Company with respect to Environmental Permits, Hazardous Materials and Environmental Law.

Section 3.17.                          Employee Matters.

(a)                                 Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Employee Benefit Plan sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates or for which the Company or any of its ERISA Affiliates has or could have any Liability (each, a “Company Employee Benefit Plan”).

(b)                                 With respect to each Company Employee Benefit Plan, the Company has heretofore made available to Parent a true and complete copy, as of the date of this Agreement, of (i) each Company Employee Benefit Plan, or summary thereof if no plan document exists, (ii) each trust agreement or annuity Contract, if any, in effect as of the date of this Agreement that relates to any Company Employee Benefit Plan, (iii) the three most recently filed annual reports on IRS Form 5500 filed for each Company Employee Benefit Plan for which such an annual report was required to be filed under ERISA or the Code, and (iv) the most recently prepared actuarial valuation report in connection with each Company Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law.

(c)                                  Each Company Employee Benefit Plan has been administered in all respects in accordance with its terms and in compliance with the applicable provisions of all Laws applicable to such Company Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority or actions (except routine claims for benefits under the Company

Employee Benefit Plans) against or involving any Company Employee Benefit Plan that would be reasonably expected to have a Company Material Adverse Effect.

(d)                                 The Company and each ERISA Affiliate has complied in all respects with the Patient Protection and Affordable Care Act, to the extent applicable, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any Liabilities to the Company or any of its ERISA Affiliates under (i) Title IV of ERISA, (ii) Section 302 of ERISA or (iii) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a Liability of Parent and its Affiliates following the Effective Time.

(f)                                   Except as set forth in Section 3.17(f) of the Company Disclosure Letter, no amount or benefit that could be received (whether in cash, property or the vesting in cash or property) pursuant to a Company Employee Benefit Plan by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Section 280G(c) of the Code) will fail to be deductible by the Company for United States federal income Tax purposes by virtue of Section 280G of the Code or be subject to an excise Tax under Section 4999 of the Code.

(g)                                  Except as set forth in Section 3.17(g) of the Company Disclosure Letter and other than as required under Section 4980B of the Code or other applicable Law, no Company Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(h)                                 The Company and each of its Subsidiaries is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i)                                     None of the Company or any of its Subsidiaries is a party to, or subject to, a collective bargaining agreement with any labor union or representative of any Employees.

(j)                                    Except as set forth in Section 3.17(j) of the Company Disclosure Letter, there is no Contract, agreement, plan or arrangement with an employee or former employee of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party as of the date hereof that, individually or collectively and as a result of the transactions contemplated hereby, whether alone or upon the occurrence of any additional or subsequent events, or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

Section 3.18.                          Title to Properties.  The Company and its Subsidiaries have good and indefeasible title to, or in the case of leased property and leased tangible assets, valid leasehold interests in,  all real and personal properties (including tangible assets) of the Company and its Subsidiaries, in each case (other than in the case of leasehold interests) free and clear of all Liens except for Permitted Encumbrances.

Section 3.19.                          Reserve Reports.  The factual, non-interpretive data relating to the Oil and Gas Properties of the Company provided by the Company and its Subsidiaries to RPS Energy and Hohn Engineering, PLLC in connection with the preparation of their reserve reports referred to in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Company Reserve Reports”) were based were accurate in all material respects at the time such data were provided to RPS Energy and Hohn Engineering, PLLC.  With respect to the proved reserves reflected in the Company Reserve Reports, the Company Reserve Reports conform in all material respects to the guidelines with respect thereto of the SEC.  Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and natural gas industry and normal depletion by production, there has been no material change in respect of the matters addressed in the Company Reserve Reports.

Section 3.20.                          Intellectual Property.

(a)                                 Section 3.20(a) of the Company Disclosure Letter contains a true, correct and complete list as of the date hereof of (i) all Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar and pending applications for any of the foregoing, (ii) material unregistered Company-Owned IP, and (iii) all other Intellectual Property material to or necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”).

(b)                                 The Company and/or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Company Intellectual Property or has the right to use the Company Intellectual Property free and clear of all Liens except for Permitted Encumbrances.

(c)                                  The Company and its Subsidiaries’ rights in the Company-Owned IP are subsisting and, to the Knowledge of the Company, valid and enforceable, and the Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the Company-Owned IP and to protect and preserve the confidentiality of all Trade Secrets that are included in the Company Intellectual Property.

(d)                                 To the Knowledge of the Company, the (i) conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company Intellectual Property, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(e)                                  All former and current employees, consultants and contractors of the Company or its Subsidiaries who contribute or have contributed to the creation or development of any material software that is Company Intellectual Property (including any software created by PMM, Komputer Studeo or Mr. Zbigniew Maciolek) for or on behalf of the Company or any of its Subsidiaries have executed written instruments that assign to the Company or the applicable Subsidiary all right, title and interest in and to any such contributions.

(f)                                   The Company and its Subsidiaries’ collection, storage, use and dissemination of any personally identifiable information, are and have been in material compliance with all applicable Laws relating to privacy, data security and data protection, to the extent that such Laws are not in conflict with other applicable Laws.  The Company and its Subsidiaries utilize prevailing industry standard security and data protections in place, including with respect to personally identifiable information.

(g)                                  The Company Systems are sufficient for the Company’s and its Subsidiaries’ business as currently conducted.  There have been no failures, crashes, substandard performance or other adverse events affecting the Company Systems that have caused, or could reasonably be expected to cause, any disruption to the ability of the Company or any of its Subsidiaries to operate its business, or, in any material respect, to use any of the Company Systems.

Section 3.21.                          Compliance with Laws.  Except with respect to Tax matters, environmental matters, employee matters, data privacy and security, and Anti-Corruption and Bribery Law matters (which violations and noncompliance are addressed in Section 3.15, Section 3.16, Section 3.17, Section 3.20 and Section 3.24, respectively), the Company and each of its Subsidiaries are in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance the consequences of which would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.22.                          Export Controls and Economic Sanctions Compliance.  To the Knowledge of the Company, the Company and each of its Subsidiaries are now, and have been, compliant with all export control statutes, regulations, decrees, Orders, guidelines and policies of the United States government and the Governmental Authorities of any country in which the Company and its Subsidiaries conduct business, and which are applicable to the operations of the Company or its Subsidiaries, collectively referred to as “Export Laws,” including but not limited to the International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. Parts 120-130 (2015)) of the U.S. Department of State; the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2015)) of the U.S. Department of Commerce; the U.S. anti-boycott regulations and guidelines, including those under the EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, Orders, and decrees of various agencies of the United States government.

Section 3.23.                          Import Compliance.  To the Knowledge of the Company, the Company and each of its Subsidiaries are now, and have been, in compliance with all import Laws and regulations applicable to the operations of the Company and its subsidiaries, including, but not limited to, the Laws and regulations administered by U.S. Customs and Border Protection (“CBP”), the U.S. Food and Drug Administration (“FDA”), and the U.S. Consumer Product

Safety Commission (“CPSC”).  The Company further represents and warrants that it and each of its Subsidiaries, and, to the Knowledge of the Company, the products that it and each of its Subsidiaries import, have not, over the past five (5) years, been subject to any penalties (civil or criminal), claims for liquidated damages, or notices of redelivery issued by CBP, or to any detentions, seizures or forfeitures by CBP or any other United States government agency, and that the Company has not made any prior disclosures to CBP of any violation of the customs Laws during this period.  The Company also represents and warrants that, to the Knowledge of the Company, it and each of its Subsidiaries have not been, and are not currently, subject to any CBP investigation or enforcement action (and has no Knowledge of any possible futures action).  The Company further represents and warrants that, to the Knowledge of the Company, it and each of its Subsidiaries have paid all import duties, fees and other charges owed to CBP, and that the products that it and each of its Subsidiaries import are not subject to any antidumping duty, countervailing duty, or other penalty duty.

Section 3.24.                          Anti-Corruption and Anti-Bribery Laws.

(a)                                 Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, agents, employees, distributors, or Representatives (in each case, acting in their capacities as officers, directors, agents, employees, distributors, agents, or Representative of the Company or such Subsidiary) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made, attempted, offered, promised, or authorized any unlawful payment to foreign or domestic government officials or employees, including employees of government owned or controlled entities, public international organizations, or candidates for office or members of political parties; or made, attempted or conspired to pay any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person; established or maintained any fund or asset for any such unlawful payment or provision that was not properly recorded in the Company’s books and records; or taken any action which would cause it to be in violation in any material respect of Anti-Corruption and Anti-Bribery Laws.

(b)                                 There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court, governmental or private actions against the Company or any of its Subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws.

(c)                                  The Company has established and maintains a compliance program and reasonable and sufficient internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

Section 3.25.                          Related Party Transactions.  There are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with any director, officer, Employee or Affiliate (other than the Company or any Company Subsidiary) of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for (i) Employee Benefit Plans in effect as of the date of this

Agreement and (ii) advances made to directors, officers or Employees in the ordinary course of business.

Section 3.26.                          Brokers.  Except for Evercore Group L.L.C. (true, complete and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with the Offer and the Merger.

Section 3.27.                          No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Offer, the Merger or the other transactions contemplated hereby.  Without limiting the generality of the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in physical or online “data rooms” or management presentations in expectation of this Agreement and the Offer and the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as expressly set forth in the disclosure letter delivered by Parent to the Company on the date of this Agreement prior to the execution hereof (the “Parent Disclosure Letter”), which disclosure shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that specifically corresponds to the section of subsection of the Parent Disclosure Letter in which any such disclosure is set forth, and (ii) any other section or subsection of this Article IV solely to the extent that it is readily apparent from the text of such disclosure (without reference to the underlying documents referenced therein and without assuming any Knowledge of the matters disclosed) that such disclosure is applicable to such other section or subsection of this Article IV (provided that the mere inclusion of an item in the Parent Disclosure Letter as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect) Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1.                                 Organization and Good Standing.  Parent is duly organized, validly existing and in good standing under the Laws of Poland and has the requisite entity power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2.                                 Authorization and Enforceability.  Each of Parent and Merger Sub has the corporate or other requisite entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other entity action on the part of Parent and Merger Sub, and no other corporate or other entity proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement and the transactions contemplated hereby (including the Offer and the Merger).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to rules of law governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

Section 4.3.                                 Required Governmental Consents.  No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (a) the filing and recordation of the Articles of Merger with the Nevada Secretary of State and such filings with Governmental Authorities to satisfy the applicable Law of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) such filings and approvals as may be required to be made or obtained under Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4.                                 Conflicts.  The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the articles or certificate of incorporation, bylaws or other applicable organizational documents of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Contract to which Parent or Merger Sub is a party, or by which Parent, Merger Sub or any of their respective properties or assets may be bound, (c) assuming compliance with the matters referred to in Section 4.3, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of clauses (b) and (c) above, for such violations, conflicts or defaults which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5.                                 Offer Documents; Schedule 14D-9; Proxy Statement.

(a)                                 The Offer Documents, when filed with the SEC, will comply in all material respects with the applicable requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company Common Stockholders and at the Acceptance Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its officers, directors, Representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the Offer Documents.

(b)                                 None of the information supplied by Parent, Merger Sub or their officers, directors, Representatives, agents or employees in writing expressly for inclusion in the Schedule 14D-9 or the Proxy Statement will, on the date the Schedule 14D-9 or the Proxy Statement, as applicable, is first filed with the SEC, first sent to the Company Common Stockholders or at the Acceptance Time, in the case of the Schedule 14D-9, or the Effective Time, in the case of the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6.                                 Financial Statements.

(a)                                 Parent has made available to the Company copies of the audited statements of financial position of Parent as of  December 31, 2013 and 2014 (the “Audited Balance Sheets”), and the related audited statements of profit or loss and other comprehensive income for the fiscal years ended December 31, 2013 and 2014 (collectively, with the Audited Balance Sheet, the “Audited Financial Statements”).

(b)                                 The Audited Financial Statements have been prepared in accordance with International Financial Reporting Standards consistently applied by Parent during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Parent, as of the dates thereof, and the results of operations of Parent, for the periods referred to therein.

Section 4.7.                                 Ownership of Company Capital Stock.  Neither Parent nor Merger Sub is, nor at any time during the last two (2) years has it been, an “interested stockholder” of the Company as defined in NRS 78.423 or an “Interested Stockholder” as defined in Article XIII of the Company’s articles of incorporation (other than as contemplated by this Agreement).

Section 4.8.                                 Funds.  Parent has, or will have, as and when needed, the funds necessary to (a) purchase any Company Common Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and to pay the aggregate Merger Consideration, (b) to make the payments required pursuant to Section 6.9 and (c) to deposit the funds necessary to redeem the Company Preferred Shares pursuant to Section 6.4.

Section 4.9.                                 Litigation.  As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub except for such Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have Parent Material Adverse Effect.

ARTICLE V
CONDUCT OF COMPANY BUSINESS

Section 5.1.                                 Affirmative Obligations.  Except (a) as expressly contemplated or expressly required by this Agreement, (b) as set forth in Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law or in response to any comment letter from the SEC, (d) as provided for or contemplated by any Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement, or (e) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Article VII, the Company and each of its Subsidiaries shall (i) carry on its business in all material respects in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable Law, (ii) pay its debts when due, in each case subject to good faith disputes over such debts for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees (provided, however, that, for the avoidance of doubt, the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

Section 5.2.                                 Restrictions.  Except (i) as expressly contemplated or expressly permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Letter, (iii) as required by applicable Law or in response to any comment letter from the SEC, (iv) as provided for or contemplated by any Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement or (v) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Subsidiaries not to:

(a)                                 propose to adopt any amendments to or amend its articles or certificate of incorporation, bylaws or other applicable organizational documents;

(b)                                 authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Company Common Shares pursuant to Company Stock Options or Company Restricted Shares outstanding on the date hereof pursuant to the terms of the applicable Company Stock Plan and/or underlying equity award agreements;

(c)                                  waive any stock repurchase rights or right of first refusal, accelerate vesting of options, restricted stock, restricted stock units or other equity awards, amend or change the period of exercisability of options or any other equity or other incentive awards (including without limitation any long-term incentive awards) or re-price options or authorize any cash or equity exchange for any options granted under any of the Company Stock Plans;

(d)                                 acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(e)                                  other than regular dividends on the Company Preferred Shares and cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or enter into any agreement with respect to the voting or registration of its capital stock other than as contemplated by this Agreement;

(f)                                   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger);

(g)                                  (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for advances to Employees in the ordinary course of business consistent with past practice to Employees of the Company or any of its Subsidiaries, or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(h)                                 enter into, adopt, amend (including acceleration of vesting), modify or terminate any Company Employee Benefit Plan or other Employee Benefit Plan (each as currently in effect on the date hereof) in any manner, fail to make any required contribution to any Company Employee Benefit Plan, merge or transfer any Company Employee Benefit Plan or the assets or liabilities of any Company Employee Benefit Plan, change the sponsor of any Company

Employee Benefit Plan, materially increase in any manner the compensation of any Employee or grant any rights to severance or termination pay to any employee or terminate the employment of any officer other than for “cause”;

(i)                                     forgive any material loans to any Employees;

(j)                                    establish, enter into, amend, or extend any collective bargaining agreement;

(k)                                 except in the ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Law, in each case in all material respects, acquire, sell, lease, license, subject to a Lien (other than a Permitted Encumbrance), encumber or otherwise surrender, relinquish, transfer or dispose of any property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) transactions required under an existing Contract of the Company or any of its Subsidiaries, which transactions are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken together as a whole, or (ii) the sale of Hydrocarbons in the ordinary course of business consistent with past practice;

(l)                                     except as may be required as a result of a change in applicable Law or in GAAP or regulatory accounting principles, make any change in any of the accounting principles or practices used by it;

(m)                             (i) make or change any material Tax election, except in the ordinary course of business consistent with past practice, (ii) amend any material Tax Return, (iii) make any material change to any Tax accounting method or (iv) settle or compromise any material Tax Liability or any audit or other proceedings relating to material Tax matters;

(n)                                 (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract, other than any Contract entered into in the ordinary course of business that would not require payments or expenditures in excess of $20,000 and that would be, or would reasonably be expected to be, material to the business, operations or financial condition of the Company and its Subsidiaries, taken together as a whole, or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), cancellation or renewal of, or waive, release or assign any material rights under any Company Contract (including any confidentiality or standstill agreement to which the Company is a party); or (iii) authorize, incur or commit to incur any capital expenditure(s) not budgeted as of the date of this Agreement as set forth in the Company’s development plan (a true and complete copy of which is set forth in Section 5.2(n)(iii) of the Company Disclosure Letter) that individually or in the aggregate, with obligations to the Company or any of its Subsidiaries, exceed(s) $250,000; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts; and provided further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(o)                                 commence, settle or compromise any pending or threatened Legal Proceeding or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any material claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) settled in compliance with Section 6.7, or (ii) expressly reflected or reserved against in full on the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice;

(p)                                 except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the Company Common Stockholders;

(q)                                 except as required by applicable Law, terminate, modify, or waive any right under any Permit, except to the extent any such termination, modification or waiver would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect;

(r)                                    hire any Person for employment with the Company or any Subsidiary of the Company at a level of Senior Vice President or higher except to fill the vacancy of an existing position that becomes vacant after the date hereof;

(s)                                   waive, release or assign any material claims (except as set forth in Section 5.2(o))

(t)                                    convene any special meeting of the shareholders of the Company other than the Shareholder Meeting to adopt this Agreement and approve the Merger, unless such a meeting is required by applicable Law;

(u)                                 take any action to exempt or make not subject to any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent or Merger Sub) or any action taken thereby, which Person or action would otherwise have been subject to the restrictive provisions thereof;

(v)                                 enter into a Contract to do any of the foregoing or authorize, commit or agree to take any action to do any of the foregoing or which results or is reasonably likely to result in any of the conditions to the Offer set forth in Section 1.1(b) to fail to be satisfied, or would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or that would materially impair the ability of the Company to consummate the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof or materially delay such consummation.

Section 5.3.                                 No Control.  Notwithstanding the foregoing, nothing in this Article V is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time.  Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.                                 Non-Solicitation of Competing Acquisition Proposals.

(a)                                 The Company shall (and shall cause its Subsidiaries and Company Representatives to) immediately cease any and all existing activities, discussions, solicitations, encouragements or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  The Company shall promptly (and in any event within three (3) Business Days following the date of this Agreement) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company in accordance with the terms of such confidentiality agreements.

(b)                                 At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, “Representatives”) not to (and shall not authorize or permit any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage, assist, facilitate or induce the making, submission or announcement of (including by providing information relating to the Company or the Subsidiaries of the Company or affording access to the business or properties of the Company or the Subsidiaries of the Company), an Acquisition Proposal or Acquisition Transaction, (ii) except as expressly provided in Section 6.1(c), participate or engage in discussions or negotiations with any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) regarding an Acquisition Proposal or Acquisition Transaction or furnish any non-public information relating to the Company or any of its Subsidiaries to any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) that is seeking to make or has made an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or Contract constituting or relating to any Acquisition Proposal or Acquisition Transaction (other than any confidentiality agreement entered into in accordance with Section 6.1(c)) or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve to take any of the foregoing actions, (iv) terminate, amend, waive, grant permission under, or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent).

(c)                                  Notwithstanding the limitations set forth in Section 6.1(b), prior to the Acceptance Time, the Company Board may, directly or indirectly through the Company’s Representatives:  (A) engage or participate in discussions or negotiations with (and only with) any Person (or such Person’s Representatives) that has made, on or after the date of this Agreement, a written Acquisition Proposal that the Company Board believes is bona fide, that did not result from any breach of Section 1.2(b) or this Section 6.1 and which the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is a Superior Proposal or is reasonably likely to lead to or result in a Superior Proposal;  and (B) furnish to any Person that has made any such Acquisition Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are not less favorable in all material respects to the Company than those contained in the Confidentiality Agreement; provided, that prior to engaging in such discussions or negotiations, the Company gives Parent written notice of the identity of such Person and of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to engage in or participate in discussions or negotiations with, or furnish information to such Person and contemporaneously with or prior to furnishing any information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(d)                                 In addition to the obligations of the Company set forth in Section 6.1(b), the Company shall promptly, and in all cases within twenty-four (24) hours after its receipt, advise Parent orally and in writing of any Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal (and any changes thereto) and the identity of the Person or group making such Acquisition Proposal. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than 24 hours) of any material developments with respect to any such Acquisition Proposal. The Company shall not, and shall cause each of the Subsidiaries of the Company not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of the Subsidiaries of the Company is a party to any Contract that prohibits the Company from providing the information described in Section 6.1(c) and Section 6.1(d) to Parent.

Section 6.2.                                 Commercially Reasonable Efforts to Complete.  On the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done (and to assist and cooperate with the other party hereto in doing), all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including using commercially reasonable efforts to (a) cause the conditions to the Offer set forth in Section 1.1(b) and the conditions to the Merger set forth in Section 2.6(b) to be satisfied or fulfilled as soon as reasonably practicable, (b) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger), (c) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities and the expiration or termination of any applicable waiting periods and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and (d) contest and resist any Legal Proceeding that seeks to, and to have vacated, lifted, reversed or overturned any Order that is in effect that would, prohibit, prevent or restrict consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 6.3.                                 Regulatory Approvals. Without limiting the generality of Section 6.2, as soon as reasonably practicable (and in any event within fifteen (15) Business Days) following the date hereof, each of Parent and, if applicable, the Company shall file pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by applicable Antitrust Laws, in each case as Parent reasonably deems necessary.  Each of Parent and the Company shall promptly, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and except as may be prohibited by any Governmental Authority or by any Law, (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the competition or merger control authorities of any jurisdiction and that Parent reasonably deems necessary. Parent shall be solely responsible for all fees and expenses incurred in connection with filings made in connection with this Section 6.3.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger).  If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  Neither Parent nor the Company shall commit or agree (or permit their respective Subsidiaries or Affiliates to commit or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

Section 6.4.                                 Anti-Takeover Statutes.  Neither the Company nor Parent will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any state anti-takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the anti-takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.5.                                 Access to Books, Records, Properties and Personnel.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Acceptance Time, the Company shall afford Parent and its accountants, legal counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the assets and the businesses of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company or its Subsidiaries and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries.  Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable legal requirement; provided, however, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent (subject to an appropriate confidentiality agreement with such counsel), to the extent doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws; and provided, further, that the parties will cooperate and use commercially reasonable efforts to find a way to allow diligence of such information in a manner that would not cause such results; and provided, further, that no information or Knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify or waive (i) any right or claim of Parent or Merger Sub with respect to any representation or warranty of the Company or a Subsidiary set forth herein, or (ii) any condition to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.5.

Section 6.6.                                 Notification Obligations.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, to the extent in each case it obtains Knowledge thereof, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to the Company or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the Offer and the Merger, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Offer in Section 1.1(b) or to the Merger in Section 2.6(b) and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of such conditions; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 6.6 shall not result in the failure to be satisfied of any of such conditions or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 6.7.                                 Transaction-Related Litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any litigation filed against the Company or any of its directors or officers related to the Offer and the Merger and shall not settle any such litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 6.8.                                 Company Action with Respect to Treatment of Company Stock Options and Company Restricted Shares.  As promptly as practicable after the date hereof, the Company and the Company Board or, if appropriate, a committee thereof shall adopt such resolutions or take or cause to be taken any and all other actions reasonably necessary to give effect to the treatment of the Company Stock Options and Company Restricted Shares pursuant to Section 2.8.

Section 6.9.                                 Company Employee Matters.

(a)                                 Parent has no obligation to continue to employ or retain the services of any Employee for any period of time following the Effective Time and, Parent will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such Employees in its absolute discretion.

(b)                                 At or prior to the Closing, Parent shall (i) establish a grantor trust (the “Rabbi Trust”), of which Parent will be the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, for the benefit of the Employees listed in Section 6.9(b) of the Company Disclosure Letter, each of whom is a party to a Change in Control Compensation Agreement with the Company (collectively, the “Change in Control Compensation Agreements”) listed in Section 3.17(a) of the Company Disclosure Letter and (ii) fund the Rabbi Trust with cash in the aggregate amount specified in Section 6.9(b) of the Company Disclosure Letter for potential liabilities of the Company for benefits under Sections 2(a) and 2(d) of the Change in Control Compensation Agreements, as in effect on the Closing Date.  At least ten (10) Business Days prior to the establishment of the Rabbi Trust, Parent shall provide to the Company the proposed form of the trust agreement for the Rabbi Trust (the “Rabbi Trust Agreement”).  Prior to establishment of the Rabbi Trust and execution of the Rabbi Trust Agreement, Parent will make such revisions to the Rabbi Trust Agreement as may reasonably be requested by the Company.  The funds in the Rabbi Trust shall be used to pay benefits under Sections 2(a) and 2(d) of the Change in Control Compensation Agreements as such payments and benefits become due and payable.  Notwithstanding anything herein to the contrary, any funds remaining in the Rabbi Trust upon the satisfaction of all payments and benefits payable (or that may become payable) under the Change in Control Compensation Agreements shall be paid to Parent in accordance with the terms of the Rabbi Trust.

(c)                                  During the period of twelve (12) months following the Closing (the “Benefit Period”), to the extent that Parent or any of its Subsidiaries (including FX Poland) (i) terminates the employment of any Employee who is an Employee of FX Poland employed, for an indefinite period, pursuant to an employment contract regulated by the Polish Labor Code (excluding (a) individuals rendering services to FX Poland pursuant to a civil law contract and (b) any employment contracts or any amendments to any employment contracts entered into after the date of this Agreement without the prior written consent of Parent) or (ii) offers continued employment to such Employee involving responsibilities materially different from such Employee’s responsibilities as of the Closing Date or offers such Employee a monthly base salary that is less than such Employee’s monthly base salary as of the Closing Date and such Employee, in his or her sole discretion does not accept such continued employment offer, Parent shall provide or cause such Subsidiary to provide each such Employee with a severance payment equal to (A) 900% of such Employee’s monthly base salary at the rate currently in effect at the date of this Agreement, less any required Taxes, deductions, social security contributions, bonuses or withholding, times (B) a fraction, the numerator of which is equal to the number of remaining days in the Benefit Period after termination of such Employee’s employment with Parent or such Subsidiary and the denominator of which is equal to the number of days in the Benefit Period, payable in a lump sum within seven (7) Business Days after such Employee’s termination by Parent; provided that such Employee shall not be entitled to any severance payment if such Employee’s termination is made pursuant to Article 52 of the Polish Labor Code; provided, further, that if any Employee receives any severance payment, pursuant to any agreement (including employment agreements regulated by the Polish Labor Code or any other agreements) or any salary payments or other compensation during the termination period of an employment contract (other than such salary payments or other compensation related to service prior to termination) or which is mandatory pursuant to any applicable Polish Laws (including, the Polish Labor Code, the Polish Collective Redundancy Act, collective labor agreements and other collective agreements, or regulations or statutes determining the rights and duties of the parties to an employment relationship), such payment shall be deducted from the amount of the severance payment referred to above in this sentence.

Section 6.10.                          Company Director and Officer Indemnification and Insurance.

(a)                                 For purposes of this Section 6.10, (i) “Company Indemnified Person” shall mean any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries and any Person who, while serving as an officer or director of the Company or any of its Subsidiaries, is or was serving at the request or direction of or on behalf of the Company or any of its Subsidiaries as a director, officer, partner, venturer, proprietor, trustee, country manager, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, foundation, Employee Benefit Plan or other Person or enterprise, together with such Person’s heirs, executors or administrators;  (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action, including any arbitration or other alternative dispute resolution mechanism, and including, for the avoidance of doubt, in connection with (x) the Offer and the Merger and the other transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Company Indemnified Person; and (iii) “Indemnification Expenses” means reasonable attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is sought pursuant to this Section 6.10, including relating to a claim for indemnification or advancement brought by a Company Indemnified Person.

(b)                                 From and after the Effective Time, to the extent that the Company or any of its Subsidiaries would be permitted or required to indemnify or exculpate a Company Indemnified Person, whether pursuant to articles or certificate of incorporation, bylaws or comparable governing documents or any indemnification agreement, Parent and the Surviving Corporation jointly and severally agree to, and the Surviving Corporation shall cause each of its Subsidiaries to, (i) indemnify and hold harmless against any cost or expenses (including Indemnification Expenses), judgments, fines, losses, claims, damages or Liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide promptly advancement of Indemnification Expenses to, all Company Indemnified Persons to the fullest extent permitted under applicable Law; provided, however, that the Company Indemnified Person to whom expenses are advanced undertakes, to the extent required by applicable Law, to repay such advanced expenses to the Surviving Corporation if it ultimately is determined that such Company Indemnified Person is not entitled to indemnification under applicable Law and (ii) for a period of six (6) years following the Effective Time, maintain in effect the provisions in its articles or certificate of incorporation, bylaws or comparable governing documents and indemnification agreements to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of the Company Indemnified Persons, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the articles or certificate of incorporation, bylaws or comparable governing documents and indemnification agreements of such Person in effect on the date of this Agreement, to the fullest extent permitted from time to time by applicable Law, which provisions shall not be amended except as required by applicable Law or to make changes permitted by applicable Law that would enlarge the scope of the Company Indemnified Persons’ rights thereunder. Any right of indemnification of a Company Indemnified Person pursuant to this Section 6.10(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Company Indemnified Person as provided herein.

(c)                                  If Parent does not purchase a Tail Policy as provided in this Section 6.10(c), for a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person covered by the D&O Insurance as of the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such Persons than the D&O Insurance, so long as that substitution does not result in gaps or lapses in coverage; provided, further, that in satisfying its obligations under this Section 6.10(c) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(c) of the Company Disclosure Letter), provided, further, that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  Prior to the Acceptance Time, notwithstanding anything to the contrary set forth in this Agreement, Parent shall purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance, provided that the cost of such Tail Policy does not exceed a net amount greater than two hundred fifty percent (250%) of the most recent annual premium.  In the event that Parent purchases such a Tail Policy prior to the Acceptance Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(c) for so long as such Tail Policy shall be maintained in full force and effect.

(d)                                 If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e)                                  The obligations under this Section 6.10 shall survive the Merger and shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Person (or any other Person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Company Indemnified Person or other Person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.10(c) (and their heirs and representatives).  Each of the Company Indemnified Persons or other Persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto.  The rights of the Company Indemnified Persons (and other Persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.10(c) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

Section 6.11.                          Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.12.                          Rule 14d-10(d) Matters.  Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its board of directors, compensation committee or its “independent directors” to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or its Subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.13.                          Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with NRS 78.320 and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 6.14.                          Redemption of Company Preferred Shares.  On the date on which the Acceptance Time occurs, (i) the Company shall, in accordance with the Company Preferred Shares Designation, provide irrevocable notice of redemption of all of the outstanding Company

Preferred Shares pursuant to Section 5(b) of the Company Preferred Shares Designation and (ii) Parent shall, on behalf of the Company, irrevocably deposit all funds necessary for such redemption in trust in accordance with Section 5(f) of the Company Preferred Shares Designation.  Thereafter, Parent and the Company or the Surviving Corporation, as applicable, shall cause such Company Preferred Shares to be redeemed in accordance with the terms of such notice of redemption and the Company Preferred Shares Designation.

Section 6.15.                          Sale of Certain Businesses.  Notwithstanding the restrictions set forth in Section 5.2, the Company shall use commercially reasonable efforts to consummate, prior to the Closing, the sale of the United States businesses identified in Section 6.15 of the Company Disclosure Letter to one or more Persons who are not Affiliates of the Company for an all-cash purchase price and on arms-length terms reasonably acceptable to Parent.  Notwithstanding the foregoing, the parties agree that a sale of the assets identified in Section 6.15 of the Company Disclosure Letter shall not be considered a condition precedent to the consummation of the Offer or the Merger.

Section 6.16.                          Post-Effective Amendments.  The Company shall cooperate with Parent to timely provide all information and assistance that Parent reasonably requests in order to prepare post-effective amendments to withdraw from registration any unissued securities registered under any of the Company’s Form S-3s on file with the SEC.

Section 6.17.                          Transfers of Capital Stock of Subsidiaries.  To the extent that a transfer of any capital stock of, or other equity or voting interest in, any Subsidiary of the Company was not validly made, the Company shall, and shall cause the relevant Subsidiary to, take all reasonable and necessary actions to cure such invalid transfer.

ARTICLE VII
TERMINATION OF AGREEMENT

Section 7.1.                                 Termination Prior to Acceptance Time.  This Agreement may be validly terminated, and the Offer may be terminated and abandoned, at any time prior to the Acceptance Time only as follows:

(a)                                 by mutual written agreement of Parent and the Company; or

(b)                                 by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Common Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has caused or resulted in (i) any of the Offer Conditions having failed to be satisfied, or (ii) the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Common Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c)                                  by either Parent or the Company, if Merger Sub (or Parent on Merger Sub’s behalf) shall not have accepted for payment any Company Common Shares pursuant to the Offer on or before March 31, 2016; provided, that in the event that as of March 31, 2016, the Regulatory Condition has not been satisfied, such date shall, unless Parent and the Company agree in writing otherwise, automatically be extended to September 30, 2016 (such date, as it may be extended pursuant to this Section 7.1(c), the “Termination Date”); provided however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has caused or resulted in (i) any of the Offer Conditions having failed to be satisfied on or before the Termination Date, or (ii) the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Common Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(d)                                 by the Company, in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement that has had a Parent Material Adverse Effect or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate in a manner that has had a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub, or such inaccuracies in the representations and warranties of Parent or Merger Sub, are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) until the earlier to occur of (A) twenty (20) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) the termination by Parent and Merger Sub of commercially reasonable efforts to cure such breach or inaccuracy (it being understood that (i) the Company may not terminate this Agreement pursuant to this Section 7.1(d) if such breach or inaccuracy by Parent or Merger Sub is cured within such twenty (20) calendar day period and (ii) the failure of Merger Sub to extend the Offer beyond any scheduled Expiration Date occurring during such twenty (20) calendar day period shall be deemed to be a termination of such commercially reasonable efforts to cure such breach or inaccuracy); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section if any of the circumstances referred to in this Section 7.1(d) resulted primarily from the breach of this Agreement by the Company; or

(e)                                  by Parent, in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 1.1(b)(iii) would not reasonably be expected to be satisfied at the time of such breach (assuming for such purposes that the time of such breach was the scheduled expiration of the Offer), or (ii) that any representation or warranty of the Company set forth in this Agreement shall have become inaccurate such that the conditions set forth in Section 1.1(b)(iv) would not reasonably be expected to be satisfied as of the time such representation and warranty became inaccurate (assuming for such purposes that the time of such inaccuracy was the scheduled expiration of the Offer); provided, however, that notwithstanding the foregoing, in the event that such breach by the Company, or such inaccuracies in the representations and warranties of the Company, are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (A) twenty (20) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (B) the termination by the Company of commercially reasonable efforts to cure such breach or inaccuracy (it being understood that

Parent may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by the Company is cured within such twenty (20) calendar day period); provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section if any of the circumstances referred to in this Section 7.1(e) resulted primarily from the breach of this Agreement by Parent or Merger Sub; or

(f)                                   by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) such Acquisition Proposal did not arise out of a breach of Section 1.2(b) or Section 6.1, and the Company has complied in all material respects with its obligations under Section 6.1 in respect of a Superior Proposal, (ii) unless a Company Board Recommendation Change shall previously been effected in accordance with Section 1.2(b), (A) prior to terminating this Agreement pursuant to this Section 7.1(f), the Company Board shall have given Parent at least five (5) Business Days prior written notice thereof, which notice shall set forth the material terms and conditions of such Superior Proposal in reasonable detail, and, during such five (5) Business Day period, the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (B) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to terminate this Agreement pursuant to this Section 7.1(f), a counter-offer or proposal of a nature such that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Acquisition Proposal no longer constitutes a Superior Proposal, and (iii) in connection with the termination of this Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) the Termination Fee Amount payable pursuant to Section 7.3(c), provided, further, that the provisions of the foregoing proviso shall also apply to any material amendment to any Acquisition Proposal and require a new three (3) Business Days prior notice to Parent in compliance with clause (ii) of such proviso; or

(g)                                  By Parent, at any time prior to the Acceptance Time if the Company Board shall have effectuated a Company Board Recommendation Change (or any action by any committee of the Company Board which, if taken by the full Company Board, would be a Company Board Recommendation Change) (whether or not in compliance with Section 1.2(b)).

Section 7.2.                                 Notice and Effect of Termination.

(a)                                 If Parent or the Company desires to validly terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)), such party shall give notice of such termination to the other party, which, notwithstanding Section 8.5, shall be effective immediately upon the delivery of written notice of such termination to the other party.

(b)                                 In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or Representative of such party or parties) to the other party or parties hereto, as applicable, except (i) for the terms of this Section 7.2, Section 7.3, and Article VIII (and any definitions of terms used in any such Section or Article), each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any

Willful Breach of, or fraud in connection with, this Agreement prior to termination.  “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 7.3.                                 Termination Fees.

(a)                                 In the event that (i) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or proposed and not withdrawn, and (ii) this Agreement is thereafter terminated pursuant to Section 7.1(c), and (iii) within nine (9) months following the termination of this Agreement, either an Acquisition Transaction (whether or not pursuant to the Acquisition Proposal referenced in the preceding clause (i)) is consummated or the Company enters into a definitive Contract providing for an Acquisition Transaction (whether or not pursuant to the Acquisition Proposal referenced in the preceding clause (i)), then the Company shall pay to Parent (or its designee), within one Business Day after the event described in the preceding clause (iii) that triggers the obligation to pay such fee, a fee in the amount of Four Million Dollars ($4,000,000) (the “Termination Fee Amount”), in cash by wire transfer of immediately available funds to an account designated in writing by Parent (provided that for purposes of this clause (a) the references to “20%” and “80%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”).

(b)                                 In the event that (i) following the execution and delivery of this Agreement and prior to the breach described in clause (ii) below that forms the basis for the termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or proposed and not withdrawn and (ii) this Agreement is thereafter terminated pursuant to Section 7.1(e)(i) (solely where the underlying breach of the covenant or agreement by the Company was a Willful Breach), and (iii) within nine (9) months following the termination of this Agreement, either an Acquisition Transaction (whether or not pursuant to the Acquisition Proposal referenced in the preceding clause (i)) is consummated or the Company enters into a definitive Contract providing for an Acquisition Transaction (whether or not pursuant to the Acquisition Proposal referenced in the preceding clause (i)), then the Company shall pay to Parent (or its designee), within one Business Day after the event described in the preceding clause (iii) that triggers the obligation to pay such fee, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by Parent (provided that for purposes of this clause (b) the references to “20%” and “80%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”).

(c)                                  In the event that this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(g), the Company shall pay to Parent (or its designee), contemporaneously with such termination, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(d)                                 The Company acknowledges and hereby agrees that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this

Agreement.  The parties agree that in the event that the Company pays the Termination Fee Amount to Parent, the Company has no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event will the Company be required to pay the Termination Fee Amount on more than one occasion.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.                                 Certain Interpretations.

(a)                                 Unless otherwise indicated, all references herein to Sections, Articles, Annexes or Exhibits, shall be deemed to refer to Sections, Articles, Annexes or Exhibits of or to this Agreement, as applicable.

(b)                                 Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)                                  Unless otherwise indicated, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(d)                                 As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(e)                                  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(f)                                   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(g)                                  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.2.                                 Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub set forth in this Agreement shall terminate at the Effective Time.

Section 8.3.                                 Amendment.  Subject to applicable Law and the provisions of this Agreement, at any time prior to the Effective Time, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that, after the Acceptance Time, any such amendment (including any such amendment or other instrument that purports to terminate this Agreement) shall be effective only if it has been approved by a majority of the members of the Company Board who were members of the Company Board on the date of this Agreement (the “Continuing Directors”).

Section 8.4.                                 Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, however, that, after the Acceptance Time, any such extension or waiver by the Company shall be effective only if it has been approved by a majority of the Continuing Directors.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right, and any single or partial exercise thereof shall not preclude any other or further exercise thereof or the exercise of any other right hereunder.

Section 8.5.                                 Assignment.  Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned in whole or in part, by operation of law or otherwise, by any of the parties, without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment without such approval shall be null and void.

Section 8.6.                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if and only if delivered personally or by commercial delivery service (with proof of delivery provided), or sent via telecopy (receipt confirmed) or email (provided that no electronic notice of non-delivery is received by the sender), to the parties at the following addresses, telecopy numbers or email addresses (or at such other address, telecopy number or email address for a party as shall be specified by like notice):

(a)                                 if to Parent or Merger Sub, to:

Orlen Upstream Sp. z.o.o.
Radea Prawny
ul.Prosta 70

00-838, Warszawa

Poland
Attention: Grzegorz Derecki
Head of Legal

Email: Grzegorz.Derecki@orlen.pl

with copies (which shall not constitute notice) to:

Greenberg Traurig, LLP
Met Life Building

200 Park Avenue
New York, NY 10166
Attention: Dennis Block
Senior Chairman Global M&A
Email: blockd@gtlaw.com

(b)                                 if to the Company, to:

FX Energy, Inc.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
Attention: David Pierce
Chief Executive Officer
Email: davidpierce@fxenergy.com

with copies (which shall not constitute notice) to:

Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, TX 77002
Attention: Charles H. Still, Jr.
Email: Charles.Still@bgllp.com

Except as otherwise expressly provided in this Agreement, (i) all such notices and other communications shall be deemed received on the date of receipt thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt and (ii) otherwise any such notice or other communication shall be deemed not to have been received until the next Business Day in the place of receipt.

Section 8.7.                                 Fees and Expenses.  Subject to the terms of Section 6.3 and Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

Section 8.8.                                 Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated April 20, 2015 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms at all times during the pendency of the transactions contemplated by this Agreement (including the Offer and the Merger) and following the termination of this Agreement.

Section 8.9.                                 Public Statements.  The initial press releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Parent and the Company will not, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the other; provided, however, that Parent or the Company may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such party’s capital stock is traded, provided such party uses reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, however, that this Section 8.9 shall not be deemed to restrict in any manner the Company’s ability to communicate with its Employees and that the Company shall not be required by this Section 8.9 to consult with Parent or Merger Sub with respect to a public announcement in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a change in Company Board Recommendation.

Section 8.10.                          Entire Agreement.  This Agreement, together with the Annexes and Exhibits hereto and the Company Disclosure Letter, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement.

Section 8.11.                          No Third Party Beneficiaries.  Except as set forth in or contemplated by the provisions of Section 6.10 and Section 8.17, this Agreement is not intended to (and shall not) confer upon any Person not a party hereto any rights or remedies hereunder; provided, however, that, notwithstanding the foregoing, following the Effective Time, the provisions of Article II with respect to the right of holders of Company Common Shares to receive the Merger Consideration and the right of the holders of Company Stock Options to the treatment thereof pursuant to Section 2.8 shall be enforceable by such holders.

Section 8.12.                          Remedies.

(a)                                 The parties hereto agree that irreparable damage would occur and the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)                                 Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 8.13.                          Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.14.                          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law thereof; provided, however, that the laws of the State of Nevada shall govern to the extent that the provisions of the NRS are specifically referenced herein or that it is mandatory that the NRS apply to any of the provisions of this Agreement or any of the transactions contemplated hereby and to (i) the rights (including any applicable dissenters’ rights) of stockholders in connection with, the Offer and the Merger and (ii) the duties and obligations of directors and officers of the Company and its Subsidiaries.

Section 8.15.                          Consent to Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery in connection with any matter between the parties hereto based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process.  Each party hereto hereby agrees not to commence any Legal Proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding between the parties hereto with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve in accordance with this Section 8.15, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

Section 8.16.                          WAIVER OF JURY TRIAL.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.17.                          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any Liability (whether in contract or in tort) for any obligations or Liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.17 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.18.                          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Facsimile or other electronic transmission of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PARENT:

ORLEN UPSTREAM SP. Z O.O.

By:	/s/ Wieslaw Prugar
Name:	Wieslaw Prugar
Title:	President and CEO

ORLEN UPSTREAM SP. Z O.O.

By:	/s/ Wieslaw Strak
Name:	Wieslaw Strak
Title:	Vice-President and CFO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

MERGER SUB:

KIWI ACQUISITION CORP.

By:	/s/ Grzegorz Derecki
Name:	Grzegorz Derecki
Title:	President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

COMPANY:

FX ENERGY, INC.

By:	/s/ David N. Pierce
Name:	David N. Pierce
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than by Parent or Merger Sub or any designees of Parent or Merger Sub) relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the Company Common Stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation or dissolution of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable United States or non-U.S. anti-corruption, anti-bribery, or money laundering Laws or regulations.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable United States or foreign Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, significant impediments to or lessening of competition, or the creation or strengthening of a dominant position through merger or acquisition, including the Polish act of February 16, 2007 on competition and consumer protection, as amended.

“Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015.

“Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the Laws of the State of New York or is a day on which commercial banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Shares, the Company Preferred Shares and any other shares of capital stock of the Company.

“Company Common Shares” shall mean shares of the Company’s common stock, par value $0.001 per share.

“Company Common Stockholders” shall mean holders of Company Common Shares.

“Company Material Adverse Effect” shall mean any change, event, development, circumstance, condition, occurrence or effect that (a) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impedes or would reasonably be expected to materially impede the ability of the Company to consummate the Offer and the Merger in accordance with the terms of this Agreement and applicable Law, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred:

(i)                                     changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency exchange rates, regulatory or political conditions and changes in Hydrocarbon or other commodity prices, including changes in price differentials;

(ii)                                  changes in general economic conditions in the:

(A)                               oil and natural gas exploration and production industry;

(B)                               the natural gas gathering, compressing, treating, processing and transportation industry generally;

(C)                               the natural gas liquids fractionating and transportation industry generally;

(D)                               the crude oil and condensate logistics and marketing industry generally; and

(E)                                the natural gas marketing and trading industry generally (including in each case changes in law affecting such industries);

(iii)                               the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

(iv)                              any hurricane, tornado, flood, earthquake or other natural disaster;

(v)                                 the identity of, or actions or omissions of Parent, or its Affiliates, or any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Parent;

(vi)                              the announcement of this Agreement or pendency of the transactions contemplated hereby (including, for the avoidance of doubt, performance of obligations under this Agreement);

(vii)                           any change in the market price or trading volume of the Company Common Shares or other securities of the Company (it being understood and agreed that the exception in this clause (vii) shall not preclude Parent or Merger Sub from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(viii)                        any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (viii) shall not preclude Parent or Merger Sub from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(ix)                              changes in any Laws or regulations applicable to the Company or any of its Subsidiaries or applicable accounting regulations or the interpretations thereof; and

(x)                                 any legal proceedings commenced by or involving any current or former stockholder of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated hereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clause (i), (ii) or (iii) will, unless otherwise excluded, be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries and regions in which the Company and its Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Shares” shall mean shares of the Company’s 9.25% Series B Cumulative Convertible Preferred Stock, par value $0.001 per share.

“Company Preferred Shares Designation” means the amendment to the Company’s articles of incorporation designating the rights, privileges and preferences of the Company Preferred Shares.

“Company Stock Plans” shall mean the Company’s 2011 Incentive Plan and 2015 Performance Incentive Plan.

“Company Systems” shall mean the software, hardware, firmware, networks, interfaces and related systems owned, licensed, or leased by the Company or any of its Subsidiaries in the conduct of its business.

“Contract” shall mean any oral or written contract, subcontract, agreement, commitment, note, bond, mortgage, guaranty, indenture, lease, license, sublicense, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character.

“COTS License” shall mean licenses for unmodified commercially available, “off-the-shelf” software that is provided in object code format only and which has a replacement cost and/or aggregate annual license and maintenance fees of less than $25,000.

“DOJ” shall mean the United States Department of Justice, or any successor thereto.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Benefit Plan” means:

(i)                                     any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and

(ii)                                  any personnel policy (oral or written), stock option, stock purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan or agreement, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, policy, agreement or arrangement.

“Environmental Laws” shall mean any applicable Law that relates to:

(i)                                     the protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life or any other natural resource), or

(ii)                                  the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Materials.

“Environmental Permit” shall mean any permit, registration, certification, license, clearance, decision or consent required to be obtained pursuant to Environmental Laws, including consents of the Polish Minister of Environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control with the Company or a Subsidiary of the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any United States, Indian tribe or nation, or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

“Hazardous Material” shall mean any material, substance or waste that has been designated by any Governmental Authority or Environmental Law to be radioactive, toxic, hazardous, extremely hazardous, dangerous, a pollutant or a contaminant.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Hydrocarbons” shall mean crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

“Intellectual Property” shall mean (i) all United States and foreign patents and applications therefore, including reissues, divisions, renewals, reissues, extensions, continuations and continuations in part thereof; (ii) Trade Secrets and similar rights in confidential or proprietary information or data, including ideas, formulas, and inventions (whether or not patentable), know-how, protocols, processes, methodologies and materials; (iii) copyrights and all other rights corresponding thereto associated with any works of authorship (whether or not copyrightable), including all registrations, applications for registration, and renewals for any of the foregoing and any “moral” rights; (iv) trademark rights and similar rights in trade names, logos, trademarks and service marks, together with all goodwill associated with the foregoing; (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), maps (whether 2-D or 3-D), drawings, diagrams, specifications, proprietary information or data, schematics, software (including source code, object code, tools, firmware, data files, computerized databases, and documentation relating to the foregoing), or other technology; (vi) rights to Uniform Resource Locators, Web site addresses and domain names; and (vii) all other intellectual proprietary rights and all rights associated with any of the foregoing.

“Intervening Event” shall mean, with respect to the Company, a material fact, event, change, development or set of circumstances that (i) was neither known to nor reasonably foreseeable by any member of the Company Board, assuming reasonable consultation with the executive officers of the Company, as of or prior to the date of this Agreement, (ii) did not result from or arise out of the reasonably foreseeable consequences of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, this Agreement, and (iii) does not relate to, result from or arise out of any Acquisition Proposal (whether or not a Superior Proposal).

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Knowledge” with respect to any Person shall mean the actual knowledge of any of the executive officers or such Persons who are charged with the administrative or operational responsibility for such matter in question.

“Law” or “Laws” shall mean any and all applicable federal, Indian tribal or nation, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, claim, suit, litigation, arbitration, proceeding (public or private), criminal prosecution, hearing, audit, review or investigation commenced, brought, conducted or heard by or before any Governmental Authority.

“Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Stock Market.

“NASDAQ Rules” shall mean the rules and regulations of NASDAQ.

“Nevada Law” shall mean Chapters 78 and 92A of the NRS or any successor statutes thereto and any other Laws of the State of Nevada.

“NRS” shall mean the Nevada Revised Statutes.

“Oil and Gas Properties” shall mean interests in and rights with respect to Hydrocarbons and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Hydrocarbon leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions.

“Order” shall mean any judgment, decision, decree, injunction (whether temporary, preliminary or permanent), ruling, writ, assessment or order of any Governmental Authority.

“Parent Material Adverse Effect” shall mean any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects, would reasonably be expected to materially impede or delay the ability of Parent or Merger Sub to consummate the Offer and the Merger in accordance with the terms of this Agreement and applicable Law.

“Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (ii) statutory Liens existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Liens securing Liabilities reflected and properly accounted for on the Balance Sheet (iv) to the extent waived prior to the Acceptance Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents; (v) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet; (vi) lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Reports, including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; (vii) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, (viii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business, provided, however, that, in the case of any Lien described in this clause (viii), such Lien (A) secures obligations that are not indebtedness for borrowed money and are not delinquent and (B) has no material adverse effect on the value, use or operation of the property encumbered thereby; (ix) Liens incurred in the ordinary course of business on cash or securities pledged in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds; (x) pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance; (xi) such title defects as Parent may have expressly waived in writing; (xii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Company’s or any of its Subsidiaries’ properties or assets in any manner;  (xiii) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or any of its Subsidiaries that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected; (xiv) any Liens discharged at or prior to the Acceptance Time; and (xv) any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Polish Labor Code” shall mean the Polish act of June 26, 1974 — the Labor Code, as amended.

“Polish Collective Redundancy Act” shall mean the Polish act of March 13, 2003 on specific terms and conditions for terminating employment relationships with employees for reasons not related to the employees, as amended.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation holding more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any written Acquisition Proposal (provided that for purposes of this definition the references to “20%” and “80%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”) (i) that the Company Board believes in good faith is bona fide, (ii) that did not result from a breach of Section 6.1, (iii) financing for which is reasonably likely to be obtained in the good faith determination of the Company Board and (iv) and that the Company Board shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) is more favorable to the Company Common Stockholders from a financial point of view than the transactions contemplated by this Agreement (including the Offer and the Merger) and, if applicable, any counter-offer or proposal made by Parent or any of its Affiliates in response thereto.

“Taxes” shall mean, however denominated, all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, including any taxes arising under Treasury Regulation Section 1.1502-6 (or any comparable state or local Law) as a transferee or successor, by Contract or otherwise, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Returns” shall mean all returns, declarations, estimates, reports, information returns, statements and other documents, including any related or supporting information with respect to any of the foregoing or any amendments of the foregoing, filed or to be filed in respect of any Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trade Secret” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure by any Person of any of the foregoing.